Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of December 7, 2015

between

BBCN BANCORP, INC.

and

WILSHIRE BANCORP, INC.

i

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v

EXHIBITS

Exhibit A                                                               Amendment to Bylaws

Exhibit B                                                               Form of Bank Merger Agreement

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2015 (this “Agreement”), is entered into between BBCN Bancorp, Inc., a Delaware corporation (“BBCN”), and Wilshire Bancorp, Inc., a California corporation (“WIBC”).  BBCN and WIBC are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of BBCN and WIBC have each approved, and declared it to be advisable and in the best interests of their respective stockholders to effect, a “merger of equals” by means of a stock-for-stock merger provided for herein in which WIBC would merge with and into BBCN, with BBCN surviving (the “Merger”);

WHEREAS, the boards of directors of BBCN and WIBC have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, the boards of directors of BBCN and WIBC have each adopted resolutions recommending to the stockholders of BBCN and WIBC, respectively, that they adopt this Agreement;

WHEREAS, BBCN and WIBC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal and, if applicable, state and local income Tax purposes, the Parties intend that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, shall constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the boards of directors of BBCN’s wholly owned subsidiary, BBCN Bank, a California state chartered banking corporation (“BBCN Bank”), and WIBC’s wholly owned subsidiary, Wilshire Bank, a California state chartered banking corporation (“Wilshire Bank”), have each approved, and declared it to be advisable and in the best interests of their respective stockholders, BBCN and WIBC, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Wilshire Bank would merge with and into BBCN Bank, with BBCN Bank surviving (the “Bank Merger”) pursuant to an Agreement and Plan of Bank Merger, the form of which is attached to this Agreement as Exhibit B (the “Bank Merger Agreement”), and have each recommended to its respective sole stockholder that such stockholder approve the Bank Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.4(a).

“Adoption” has the meaning set forth in Section 4.2(d).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person).  For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Assumed Options” has the meaning set forth in Section 3.1(c).

“Assumed Plan” has the meaning set forth in Section 3.1(c).

“Assumed Restricted Shares” has the meaning set forth in Section 3.1(c).

“Bank Merger” has the meaning set forth in the Recitals.

“Bank Merger Act” has the meaning set forth in Section 4.1(d).

“Bank Merger Agreement” has the meaning set forth in the Recitals.

“BBCN” has the meaning set forth in the Preamble.

“BBCN Bank” has the meaning set forth in the Recitals.

“BBCN Benefit Plans” has the meaning set forth in Section 4.2(l).

“BBCN Board” shall mean the board of directors of BBCN.

“BBCN Board Approval” has the meaning set forth in Section 4.2(p).

“BBCN Board Recommendation” has the meaning set forth in Section 6.1(c).

“BBCN Certificates” has the meaning set forth in Section 3.2(a).

“BBCN Charter Amendment” has the meaning set forth in Section 4.2(d).

“BBCN Common Stock” has the meaning set forth in Section 4.2(b).

“BBCN Contracts” has the meaning set forth in Section 4.2(k).

“BBCN Debentures” has the meaning set forth in Section 4.2(c).

“BBCN Disclosure Schedule” has the meaning set forth in Section 4.2.

“BBCN Intellectual Property” has the meaning set forth in Section 4.2(t).

“BBCN Loss-Sharing Approval” has the meaning set forth in Section 4.2(d).

“BBCN Operative Documents” has the meaning set forth in Section 4.2(c).

“BBCN Permits” has the meaning set forth in Section 4.2(g).

“BBCN Preferred Stock” has the meaning set forth in Section 4.2(b).

“BBCN Proposal” has the meaning set forth in Section 8.2(b).

“BBCN Related Parties” has the meaning set forth in Section 8.2(e)(i).

“BBCN SEC Documents” has the meaning set forth in Section 4.2(e).

“BBCN Stock” shall mean BBCN Common Stock and BBCN Preferred Stock.

“BBCN Stock Option” shall mean each outstanding option to purchase shares of BBCN Common Stock.

“BBCN Stock Plan” has the meaning set forth in Section 4.2(b).

“BBCN Stockholders Meeting” has the meaning set forth in Section 6.1(c).

“BBCN TARP Warrant” has the meaning set forth in Section 4.2(b).

“BBCN Termination Fee” has the meaning set forth in Section 8.2(b).

“BBCN Trust Agreement” has the meaning set forth in Section 4.2(c).

“Benefit Plans” has the meaning set forth in Section 4.1(l).

“BHC Act” has the meaning set forth in Section 4.1(a).

“Board Recommendations” has the meaning set forth in Section 6.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CGCL” shall mean the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.1(f).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“CMS” has the meaning set forth in Section 4.1(n).

“Code” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consolidation Committee” has the meaning set forth in Section 6.9(c).

“Constituent Corporations” shall mean each of BBCN and WIBC.

“DBO” has the meaning set forth in Section 4.1(d).

“Derivative Contract” has the meaning set forth in Section 4.1(u).

“Dissenters’ Rights Statute” has the meaning set forth in Section 3.1(d).

“Dissenting Shareholder” has the meaning set forth in Section 3.1(d).

“DGCL” shall mean the Delaware General Corporation Law.

“EDGAR” has the meaning set forth in Section 4.1(e).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” has the meaning set forth in Sections 4.1(bb).

“ERISA” has the meaning set forth in Section 4.1(l).

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 4.1(d).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” shall mean (i) certificates for shares of BBCN Common Stock deposited with the Exchange Agent in accordance with Section 3.2(a), together with any dividends or distributions with respect thereto, and (ii) cash made available by BBCN to the Exchange Agent in accordance with Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(b).

“FDIA” has the meaning set forth in Section 4.1(m).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” has the meaning set forth in Section 4.1(d).

“Form S-4” has the meaning set forth in Section 6.1(a).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Materials” has the meaning set forth in Sections 4.1(bb).

“Indemnified Liabilities” has the meaning set forth in Section 6.10(a).

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Injunction” has the meaning set forth in Section 7.1(e).

“Intervening Event” has the meaning set forth in Section 6.1(g).

“Intellectual Property” shall mean, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, including:  (a) any and all patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (b) any and all copyrights, works of authorship, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter, including, without limitation, mask works, mask work registrations, applications for mask work registrations, and all moral rights; (c) any and all trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, trademark registrations and applications for trademark registration, Internet domain names and addresses, all other indicia of commercial source or origin, and all goodwill associated therewith; (d) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information; (e) any and all computer software including, all source code, object code, HTML scripts, firmware and middleware; (f) any and all computer hardware, electronic devices and information technology systems; and (g) any and all databases and data collections.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected as such in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“Loss-Sharing Approval” has the meaning set forth in Section 4.2(d).

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis; or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”:  any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks operating in Los Angeles, California, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks operating in Los Angeles, California, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions or omissions of BBCN or WIBC required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated California state chartered banks, (G) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any stockholder litigation relating to the Merger and the other transactions contemplated by this Agreement (it being understood that, for the avoidance of doubt, the foregoing shall not waive or otherwise affect in any way any of the conditions to closing set forth in Section 7.1(e)), (H) a decline in the price of the BBCN Common Stock or the WIBC Common Stock on NASDAQ (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(G) of this definition), or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(H) of this definition).

“Merger” has the meaning set forth in the Recitals.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“OREO” has the meaning set forth in Section 4.1(v).

“Party” has the meaning set forth in the Preamble.

“Payment” has the meaning set forth in Section 3.1(d).

“Permitted Liens”, with respect to any Person, shall mean (i) liens for current Taxes and assessments not yet delinquent or as to which such Person is (A) diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both, and (B) with respect to which adequate reserves for the payment of such Taxes and assessments have been established on the books of such Persons in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and past practices for such Person for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall be interpreted broadly and includes any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-

stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Required BBCN Vote” has the meaning set forth in Section 4.2(d).

“Required WIBC Vote” has the meaning set forth in Section 4.1(q).

“Requisite Regulatory Approvals” has the meaning set forth in Section 4.1(d).

“SBA” has the meaning set forth in Section 4.1(d)

“SBIA” has the meaning set forth in Section 4.1(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the WIBC Insiders, the number of shares of WIBC Common Stock held by each such WIBC Insider and the number and description of the WIBC Stock Options and WIBC Restricted Shares held by each such WIBC Insider.

“Securities Act” has the meaning set forth in Section 4.1(b).

“Share Issuance” has the meaning set forth in Section 4.2(d).

“Significant Subsidiary” shall mean any Subsidiary of WIBC or BBCN, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“SOX Act” has the meaning set forth in Section 4.1(e).

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the board of directors of BBCN or WIBC, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, stockholder approval risk and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of BBCN or WIBC, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account all adjustments or modifications that that the other Party may propose pursuant to the terms hereof), (ii) is not subject to any financing contingencies (and if financing is required, then such financing is reasonably committed to the third party making the Acquisition Proposal) and is reasonably likely to be provided and (iii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal, (1) with respect to any Acquisition Proposal by a financial institution (or any parent, subsidiary or other affiliate thereof) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, shall have the meaning assigned to such term in Section 6.4(a), and (2) with respect to any other Acquisition Proposal, shall have the meaning assigned to such term in Section 6.4(a), except that, for purposes of this clause (2), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

“Surviving Corporation” shall mean BBCN, at and after the Effective Time, as the surviving corporation in the Merger.

“Surviving Bank” shall mean BBCN Bank, at and after the Effective Time, as the surviving bank in the Bank Merger.

“Target Party” has the meaning set forth in Section 6.1(g).

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) shall mean (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, recordation, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security (or similar), employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, escheat, unclaimed property, add-on minimum, estimated, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Entity, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any of the foregoing or any contest or dispute thereof, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Closing Date.

“Tax Return” shall mean any report, return, estimate, election, designation, form, claim for refund, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) filed or required to be filed with any Governmental Entity with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Violation” has the meaning set forth in Section 4.1(d).

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“WIBC” has the meaning set forth in the Preamble.

“WIBC Benefit Plans” has the meaning set forth in Section 4.1(l).

“WIBC Board” has the meaning set forth in Section 4.1(h).

“WIBC Board Approval” has the meaning set forth in Section 4.1(p).

“WIBC Board Recommendation” has the meaning set forth in Section 6.1(b).

“WIBC Certificate” shall mean a stock certificate that immediately prior to the Effective Time represented one or more shares of WIBC Common Stock.

“WIBC Common Stock” has the meaning set forth in Section 4.1(b).

“WIBC Contracts” has the meaning set forth in Section 4.1(k).

“WIBC Current Premium” has the meaning set forth in Section 6.10(b).

“WIBC Disclosure Schedule” has the meaning set forth in Section 4.1.

“WIBC Debentures” has the meaning set forth in Section 4.1(c).

“WIBC Insiders” shall mean those officers and directors of WIBC who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“WIBC Intellectual Property” has the meaning set forth in Section 4.1(t).

“WIBC Loss-Sharing Approval” has the meaning set forth in Section 4.1(d).

“WIBC Operative Documents” has the meaning set forth in Section 4.1(c).

“WIBC Permits” has the meaning set forth in Section 4.1(g).

“WIBC Preferred Stock” has the meaning set forth in Section 4.1(b).

“WIBC Proposal” has the meaning set forth in Section 8.2(c).

“WIBC Related Parties” has the meaning set forth in Section 8.2(e)(ii).

“WIBC Restricted Share” shall mean any share of WIBC Common Stock that remains subject to restrictions imposed pursuant to the WIBC Stock Plans that do not lapse upon the Effective Time.

“WIBC SEC Documents” has the meaning set forth in Section 4.1(e).

“WIBC Stock” shall mean WIBC Common Stock and WIBC Preferred Stock.

“WIBC Stock Option” shall mean each outstanding option issued pursuant to a WIBC Stock Plan or a predecessor plan to purchase shares of WIBC Common Stock.

“WIBC Stock Plans” has the meaning set forth in Section 4.1(b).

“WIBC Stockholders Meetings” has the meaning set forth in Section 6.1(b).

“WIBC Termination Fee” has the meaning set forth in Section 8.2(c).

“WIBC Trust Agreement” has the meaning set forth in Section 4.1(c).

“Wilshire Bank” has the meaning set forth in the Recitals.

1.2                               Rules of Interpretation; Construction Provisions.  Unless the context otherwise requires:

(a)                                 when a reference is made in this Agreement to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, unless otherwise indicated;

(b)                                 the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(d)                                 the phrase “furnished” or “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, including as posted in the respective Party’s dataroom;

(e)                                  the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement;

(f)                                   references in the Agreement to any gender include the other gender;

(g)                                  the phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers, after reasonable due inquiry;

(h)                                 the word “day” means calendar day;

(i)                                     the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(j)                                    the term “dollars” and the symbol “$” mean United States Dollars;

(k)                                 references in this agreement to the “United States” means the United States of America and its territories and possessions; and

(l)                                     except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-business day, the period in question shall end on the next business day.

ARTICLE II
THE MERGER

2.1                               Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, and the relevant provisions of the CGCL, WIBC shall be merged with and into BBCN at the Effective Time, the separate corporate existence of WIBC shall cease and BBCN shall continue its corporate existence under the laws of the State of Delaware as the Surviving Corporation.

2.2                               Effective Time of the Merger.  On the Closing Date, BBCN and WIBC shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and shall concurrently cause the Certificate of Merger, or any other certificate, agreement or other document specified in the relevant provisions of the CGCL to cause the Merger to be effective in California, to be filed with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL.  The Merger shall become effective upon (a) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

2.3                               Closing.  The closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to occur at the offices of Morrison & Foerster LLP, Los Angeles, California, on a date and at a time to be agreed upon by the Parties, which date shall be no later than the fifth business day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by Applicable Legal Requirements) of those conditions), or at such other location, date and time as Parties shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4                               Effects of the Merger.  BBCN shall be the Surviving Corporation in the Merger.  At the Effective Time, WIBC shall be merged with and into BBCN and the separate existence of WIBC shall cease.  The Merger shall have the effects set forth in the DGCL and the CGCL.

2.5                               Certificate of Incorporation and By-Laws.  The Certificate of Incorporation of BBCN as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to WIBC and BBCN as determined pursuant to Section 6.9(b).  The By-laws of BBCN as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A, shall be the By-laws of the Surviving Corporation.

2.6                               Bank Merger; Right to Revise Structure.

(a)                                 Concurrently with the execution and delivery of this Agreement by the Parties, BBCN and WIBC shall cause BBCN Bank and Wilshire Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger.

(b)                                 Prior to the Effective Time, the Parties shall have the right to change the method of effecting the Bank Merger to an alternative structure mutually agreed by the Parties; provided, however, that any actions taken pursuant to this Section 2.6(b) shall not (i) alter or change the kind or amount of consideration to be issued to or retained by holders of WIBC Common Stock or BBCN Common Stock, as compared with what they would otherwise receive or retain pursuant to this Agreement, (ii) adversely affect the tax consequences of the transaction to any such holder, (iii) materially delay receipt of any Requisite Regulatory Approval, or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof). If the Parties mutually agree to change the structure of the Bank Merger, the Parties shall execute an appropriate amendment to the Bank Merger Agreement, as applicable, in order to reflect the change in structure; provided, however, that any such amendment shall not otherwise substantially affect the economic and other rights and obligations of the Parties or their respective shareholders.

2.7                               Tax Consequences.  For United States federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and the Parties will report the Merger as such for United States federal, state and local income tax purposes.  The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1                               Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of BBCN, WIBC or the holder of any of such Parties’ securities:

(a)                                 Cancellation of Stock Owned by the Parties.  Any shares of WIBC Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by WIBC or BBCN shall be cancelled and retired and no stock of BBCN or other consideration shall be delivered in exchange therefor.  Any shares of BBCN Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by WIBC shall be cancelled and retired.

(b)                                 Conversion of WIBC Common Stock.  Subject to Section 3.1(d) and Section 3.2(e), each share of WIBC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall be converted into 0.7034 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of BBCN Common Stock.  None of such shares of WIBC Common Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of BBCN Common Stock into which such WIBC Common Stock has been converted and the right pursuant to Section 3.2(e) to receive payment of cash in lieu of the issuance of fractional shares, without interest, if applicable.

(c)                                  Stock Options and Other Equity-Based Awards.  Unless otherwise agreed to in writing by WIBC and BBCN after the date hereof:

(i)                                     Assumption of WIBC Options.  WIBC and BBCN shall take all actions necessary (including delivery of any required notices by WIBC) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding WIBC Stock Option, whether or not vested, shall cease to represent the right to acquire shares of WIBC Common Stock and shall instead be converted automatically into an option to acquire shares of BBCN Common Stock as provided below (an “Assumed Option”), and such Assumed Options shall be assumed by BBCN on substantially the same terms and conditions as were applicable under the corresponding WIBC Stock Options immediately prior to the Effective Time; provided, however, that after the Effective Time:

(1)                                 each Assumed Option shall be exercisable (or shall become exercisable in accordance with its terms) for a number of shares of BBCN Common Stock equal to the product of (x) the number of shares of WIBC Common Stock that would be issuable upon exercise of such WIBC Stock Option outstanding immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share; and

(2)                                 the per share exercise price for the BBCN Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing (x) the per share exercise price for such WIBC Stock Option outstanding immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such WIBC Stock Option in effect as of the date hereof shall continue in full force and effect, and the term, exercisability, and vesting schedule of such WIBC Stock Option as in effect on the date hereof shall remain unchanged.  As soon as reasonably practicable following the Closing Date, the Surviving Corporation shall deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such WIBC Stock Option by the Surviving Corporation.  WIBC and BBCN shall cooperate and coordinate with respect to any materials to be submitted to the holders of WIBC Stock Options in connection with any notice required under this Section 3.1(c)(i).

(ii)                                  Assumption of WIBC Stock Plans.  By virtue of the Merger, and without any action by any holders of equity awards, BBCN shall assume the WIBC Stock Plans (the “Assumed Plan”), with such assumption to be effective as of the Effective Time.  Upon and following the Effective Time, BBCN shall be able to grant stock awards, to the extent permitted by Applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the Assumed Plan, to issue the reserved but unissued shares of WIBC Common Stock under the Assumed Plan and the shares that would otherwise return to the Assumed Plan pursuant to the terms thereof, except that immediately upon the Effective Time, all references to a number of shares of WIBC Common Stock shall be (A) changed to references to BBCN Common Stock and (B) converted to a number of shares of BBCN Common Stock equal to the product of the number of shares of WIBC Common Stock stated in the WIBC Stock Plans multiplied by the Exchange Ratio, rounded down to the nearest whole share, and all references to WIBC in the Assumed Plan and Assumed Options shall be deemed to refer to BBCN.  The board of directors of BBCN (or an appropriate committee thereof in accordance with Rule 16b-3(d) of the Exchange Act) shall, effective as of the Effective Time, become the administrator of the Assumed Plan.

(iii)                               WIBC Restricted Shares.  At the Effective Time, each WIBC Restricted Share then outstanding shall be assumed by BBCN. Subject to, and in accordance with, the terms of the WIBC Stock Plans and any applicable award or other agreement, each award of WIBC Restricted Shares then outstanding shall be converted into the number of shares of BBCN Common Stock equal to the number of shares of WIBC Common Stock subject to the WIBC Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of BBCN Common Stock) (the “Assumed Restricted Shares”). Except as specifically provided in the preceding sentence, following the Effective Time, each Assumed Restricted Shares shall otherwise be subject to the same restrictions, terms and conditions as were applicable to such shares immediately prior to the Effective Time.  WIBC and BBCN shall take all steps necessary to cause the foregoing provisions of this Section 3.1(c)(iii) to occur, including but not limited to delivering all required notices. WIBC and BBCN shall cooperate and coordinate with respect to any materials to be submitted to the holders of WIBC Restricted Shares in connection with any notice required under this Section 3.1(c)(iii).

(iv)                              The transactions contemplated by this Section 3.1(c) shall in all cases be done in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

(d)                                 Dissenters’ Rights.  Notwithstanding anything to the contrary herein, any holder of WIBC Common Stock who is entitled to demand and has properly exercised a demand for dissenters’ rights pursuant to Sections 1300 et. seq. of the CGCL (the “Dissenters’ Rights Statute”) and who has not failed to perfect, effectively withdrawn or lost such shareholder’s right to dissent under the Dissenters’ Rights Statute (“Dissenting Shareholder”), will have, by virtue of the Merger, the right to receive and be paid the fair market value (the “Payment”) of the “dissenting shares” (as such term is defined in the Dissenters’ Rights Statute) in accordance with the provisions of the Dissenters’ Rights Statute, and no further rights other than those provided under the Dissenters’ Rights Statute. After the amount of the Payment has been agreed upon or finally determined pursuant to the Dissenters’ Rights Statute, any Dissenting Shareholder entitled to the Payment pursuant to the Dissenters’ Rights Statute will be entitled to receive such Payment, and the dissenting shares will thereupon be cancelled.

(e)                                  BBCN Capital Stock.  Each share of BBCN Common Stock and each share of BBCN Preferred Stock shall remain outstanding without change following the Effective Time as shares of the Surviving Corporation, except as provided in Section 3.1(a).

3.2                               Exchange of Certificates.

(a)                                 Exchange Agent.  As of the Effective Time, BBCN shall deposit or make available to a bank or trust company designated by BBCN and reasonably acceptable to WIBC (the “Exchange Agent”), for the benefit of the holders of WIBC Common Stock for exchange in accordance with this Article II, (i) certificates or, at the option of BBCN, evidence of shares in book entry form (collectively “BBCN Certificates”) representing the shares of BBCN Common Stock issuable pursuant to Section 3.1 in exchange for such shares of WIBC Common Stock and (ii) sufficient cash to pay cash in lieu of fractional shares in accordance with Section 3.2(e).

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of shares of WIBC Common Stock of record immediately prior to the Effective Time whose shares were converted into shares of BBCN Common Stock pursuant to Section 3.1 (i) a letter of transmittal (which shall specify that, with respect to WIBC Certificates, delivery shall be effected and risk of loss and title to the WIBC Certificates shall pass, only upon delivery of the WIBC Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as BBCN and WIBC may reasonably specify) and (ii) instructions for use in effecting the surrender of the WIBC Certificates or WIBC Common Stock held in book entry form, as applicable, in exchange for BBCN Certificates representing the number of whole shares of BBCN Common Stock into which such WIBC Common Stock has been so converted.  Upon surrender of a WIBC Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of shares of WIBC Common Stock in book entry form, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such WIBC Common Stock shall be entitled to receive in exchange therefor a BBCN Certificate representing that number of whole shares of BBCN Common Stock, which such holder has the right to receive in respect of the WIBC Common Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of WIBC Common Stock then held by such holder), and the WIBC Common Stock so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of WIBC Common Stock which is not registered in the transfer records of WIBC, a BBCN Certificate representing the proper number of shares of BBCN Common Stock may be issued to a transferee if a duly executed letter of transmittal accompanied, in the case of WIBC Common Stock in certificated form, by the relevant WIBC Certificate representing such WIBC Common Stock, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each WIBC Certificate and each book entry in respect of Common Stock in book entry form shall be deemed at any time after the Effective Time to represent only the BBCN Common Stock into which such shares of WIBC Common Stock have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of BBCN Common Stock, if applicable, as contemplated by this Section 3.2.

(c)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to BBCN Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered WIBC Common Stock with respect to the shares of BBCN Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of unsurrendered WIBC Common Stock pursuant to Section 3.2(e), until the holder of such WIBC Common Stock shall have complied with the exchange procedures set forth in Section 3.2(b).  Subject to the effect of Applicable Legal Requirements, following the surrender of any such WIBC Common Stock, there shall be paid to the holder of whole shares of BBCN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of BBCN Common Stock to which such holder is entitled pursuant to Section 3.2(e), if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of BBCN Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BBCN Common Stock.

(d)                                 No Further Ownership Rights.  All shares of BBCN Common Stock issued upon conversion of shares of WIBC Common Stock in accordance with the terms hereof (in each case, including any cash paid pursuant to Section 3.2(c) or 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WIBC Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by WIBC in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the

Surviving Corporation of the shares of WIBC Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any WIBC Certificate or letter of transmittal in respect of shares of WIBC Common Stock in book entry form, as applicable, is presented to the Surviving Corporation for any reason, the WIBC Common Stock represented thereby or referred to therein shall be cancelled and exchanged as provided in this Article II.

(e)                                  No Fractional Shares.  No certificates or scrip representing fractional shares of BBCN Common Stock shall be issued upon the surrender for exchange of WIBC Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.  In lieu thereof, upon surrender of the applicable WIBC Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied, in the case of WIBC Common Stock in certificated form, by the applicable WIBC Certificates, the Exchange Agent shall pay each holder of such WIBC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of WIBC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on NASDAQ, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading, for a share of BBCN Common Stock on the last trading day immediately preceding the Effective Time.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of WIBC for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of WIBC Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for BBCN Common Stock, any cash in lieu of fractional shares of BBCN Common Stock and any dividends or distributions with respect to BBCN Common Stock.

(g)                                  No Liability.  None of BBCN, WIBC or the Surviving Corporation shall be liable to any holder of shares of WIBC Common Stock for shares of BBCN Common Stock, or dividends or distributions with respect thereto or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 Withholding.  BBCN shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of WIBC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by BBCN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of WIBC Common Stock, in respect of which such deduction and withholding was made by BBCN.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of WIBC.  Except (i) as set forth in the WIBC SEC Documents, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii), with respect to any subsection of this Section 4.1, as set forth in the correspondingly identified subsection of the confidential disclosure schedules delivered by WIBC to BBCN concurrently herewith (the “WIBC Disclosure Schedule”), WIBC represents and warrants to BBCN as follows:

(a)                                 Organization, Standing and Power.  WIBC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Each of WIBC and its Significant Subsidiaries is a corporation, limited liability company, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.  The copies of Articles of Incorporation and By-laws of WIBC and Wilshire Bank, which have been previously furnished to BBCN, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of WIBC consists of 200,000,000 shares of common stock, without par value (the “WIBC Common Stock”), and 5,000,000 shares of preferred stock, with $1,000 par value (the “WIBC Preferred Stock”).  As of the close of business on December 1, 2015, (A) 78,559,467 shares of WIBC Common Stock, including 135,874 WIBC Restricted Shares, were issued and outstanding, 895,083 shares of WIBC Common Stock were reserved for issuance upon exercise of stock options, performance units or other awards under the WIBC 2008 Stock Incentive Plan and the WIBC 1997 Stock Option Plan (jointly, the “WIBC Stock Plans”), and 778,837 shares of WIBC Common Stock were held by WIBC in its treasury or by Subsidiaries of WIBC and (B) no shares of WIBC Preferred Stock were issued and outstanding.  All outstanding shares of WIBC Common Stock and WIBC Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights.

(ii)                                  Set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that WIBC or any of its Subsidiaries has issued.  Except as set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule, no Voting Debt of WIBC or any WIBC Subsidiary is issued or outstanding.  All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of WIBC or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.  Except as set forth in Section 4.1(b)(ii) of the WIBC Disclosure Schedule or otherwise in this Section 4.1(b), no WIBC Subsidiary has issued securities held by any entity other than WIBC or a WIBC Subsidiary.

(iii)                               Except for (A) this Agreement, (B) WIBC Stock Options, restricted units and performance units issued under the WIBC Stock Plans, which represented, as of December 1, 2015, the right to acquire (in the case of WIBC Stock Options) or to receive the value up to an aggregate of, respectively, 895,083, 135,874 and no shares of WIBC Common Stock, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 5.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which WIBC or any Subsidiary of WIBC is a party or by which it or any such Subsidiary is bound obligating WIBC or any Subsidiary of WIBC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of WIBC or of any Subsidiary of WIBC or obligating WIBC or any Subsidiary of WIBC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of WIBC or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of WIBC or any of its Subsidiaries or (B) except as set forth in Section 4.1(b)(iii) of the WIBC Disclosure Schedule, pursuant to which WIBC or any of its Subsidiaries is or could be required to register shares of WIBC Common Stock, WIBC Preferred Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.

(iv)                              Since December 31, 2014, except as set forth in Section 4.1(b)(iv) of the WIBC Disclosure Schedule and except to the extent permitted by Section 5.1, WIBC has not (A) issued any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock of WIBC or any of its Subsidiaries, other than pursuant to and as required by the terms of the WIBC Stock Plans and any employee stock options and other awards issued under the WIBC Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 5.1(c) and 5.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more WIBC Subsidiaries, any shares of capital stock of WIBC or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of WIBC dividends or other distributions on the outstanding shares of capital stock of WIBC.

(v)                                 Set forth in Section 4.1(b)(v) of the WIBC Disclosure Schedule is a true, correct and complete list of all equity securities that WIBC or any of its Subsidiaries owns, controls or holds for its own account, and neither WIBC nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Wilshire Bank, in the case of WIBC.

(vi)                              Set forth in Section 4.1(b)(vi) of the WIBC Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all outstanding WIBC Stock Options and WIBC Restricted Shares and for each such WIBC Stock Option and WIBC Restricted Share, and other right, (i) the number of shares of WIBC Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it shall become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, if applicable, (iv) the exercise price, if applicable, (v) the name of the holder thereof, (vi) for each WIBC Stock Option, whether such WIBC Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, and (v) for each Restricted Share, whether WIBC has received a copy of an election made under Section 83(b) of the Code, which, if applicable, was, to the knowledge of WIBC, validly made and filed with the IRS in a timely fashion.  No WIBC Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(vii)                           With respect to the WIBC Stock Options, each such grant was made in accordance with the terms of the WIBC Stock Plans and all Applicable Legal Requirements, including valid exemptions from registration under the Securities Act and all other applicable securities laws.

(c)                                  Organization and Qualification of the WIBC Trusts. .  With respect to the WIBC Trusts:

(i)                                     Each WIBC Trust has issued and sold capital securities and common securities under an Amended and Restated Declaration of Trust (each a “WIBC Trust Agreement”), and WIBC has issued to each WIBC Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“WIBC Debentures”), under an Indenture (each Trust’s Indenture and Trust Agreement are collectively referred to as the “WIBC Operative Documents”).  Section 4.1(c)(i) of the WIBC Disclosure Schedule sets forth, with respect to each WIBC Trust, the (i) date of its WIBC Trust Agreement and Indenture, (ii) aggregate liquidation value of its capital securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of WIBC Debentures that have been issued to that WIBC Trust by WIBC, (iv) the rate paid on its capital securities, the common securities and the WIBC Debentures, (v) date after which WIBC may redeem the WIBC Debentures at par, and (vi) maturity date of the WIBC Debentures.

(ii)                                  Each WIBC Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Connecticut and the State of Delaware, as applicable, with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the WIBC Operative Documents.  No WIBC Trust is a party to or otherwise bound by any material agreement other than the WIBC Operative Documents and a Placement Agreement of even date with the WIBC Trust Agreement.  The WIBC Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii)                               The capital securities and the common securities issued by each WIBC Trust have been duly authorized by the WIBC Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of such WIBC Trust.  None of the capital securities or the common securities is subject to preemptive or other similar rights.  All of the outstanding common securities issued by the WIBC Trusts are directly owned by WIBC free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws.  The common securities issued by the WIBC Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended.  Neither WIBC nor any of the WIBC Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act.  The WIBC Debentures are not held of record by stockholders of WIBC or Wilshire Bank.

(iv)                              The sole assets of each WIBC Trust are its WIBC Debentures, any interest paid on such WIBC Debentures to the extent not distributed, proceeds of such WIBC Debentures, or any of the foregoing.

(v)                                 All of the proceeds from the sale of the capital securities issued by the WIBC Trusts have been invested in the WIBC Debentures.  All of the proceeds from the sale of the common securities issued by the WIBC Trusts have been invested in the WIBC Debentures.  All WIBC Debentures are and have been held by the WIBC Trusts since their initial issuance.

(vi)                              Each WIBC Trust was not formed to, and is not authorized to, conduct any trade or business and each WIBC Trust has not conducted any trade or business since it was formed.  Each WIBC Trust exists for the exclusive purposes of (i) issuing and selling its capital securities and the common securities, (ii) using the proceeds from the sale of its capital securities and the common securities to acquire the WIBC Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto.  Each WIBC Trust was formed to facilitate direct investment in the assets of that WIBC Trust, and the existence of multiple classes of ownership is incidental to that purpose.  There is no intent to provide holders of such interests in either WIBC Trust with diverse interests in the assets of that WIBC Trust.

(vii)                           Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the WIBC Debentures.  Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has not exercised its right to defer interest payments on any of the WIBC Debentures.  Except as set forth on Section 4.1(c)(vii) of the WIBC Disclosure Schedule, WIBC has not been advised by the Federal Reserve or the Federal Reserve Bank of San Francisco to defer interest payments on any of the WIBC Debentures, nor does WIBC have knowledge of any basis for the same.

(viii)                        Each WIBC Trust’s income consists solely of payments made by WIBC with respect to the WIBC Debentures, and such payments are not derived from the active conduct of a financial business by that WIBC Trust.  Both WIBC’s obligation to make those payments and the amounts thereof are set forth in the WIBC Debentures.  Neither WIBC’s obligation to make those payments nor the amounts payable by WIBC is dependent on income or profits of WIBC or any Affiliate of WIBC (although WIBC’s ability to do so is so dependent).

(ix)                              WIBC has not issued any class of capital shares either pari passu or senior to the WIBC Debentures.  All WIBC Debentures are either pari passu or senior to WIBC’s trade accounts payable arising in the ordinary course of business.

(x)                                 WIBC and each WIBC Trust have created a debtor-creditor relationship between WIBC, as debtor, and that WIBC Trust, as a creditor, and WIBC and each WIBC Trust have treated the WIBC Debentures as indebtedness for all tax purposes.

(xi)                              Each WIBC Operative Document entered into by WIBC or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of WIBC or one of its Subsidiaries, and to the knowledge of WIBC, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

(d)                                 Authority.

(i)                                     WIBC has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the requisite vote of the holders of WIBC Stock, to consummate the transactions to which WIBC is a party contemplated hereby.  The execution and delivery of this Agreement by WIBC and the consummation by WIBC of the transactions to which it is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of WIBC, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the stockholders of WIBC.  This Agreement has been duly executed and delivered by WIBC and constitutes a valid and binding obligation of WIBC, enforceable against WIBC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of Incorporation or By-laws of WIBC or any Significant Subsidiary of WIBC, or (B) except as set forth in Section 4.1(d)(ii) of the WIBC Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, WIBC Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to WIBC or any Subsidiary of WIBC or their respective properties or assets, which Violation, in the case of clause (B) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on WIBC or the Surviving Corporation.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to WIBC or any Subsidiary of WIBC in connection with the execution and delivery of this Agreement by WIBC or the consummation by WIBC of the transactions contemplated hereby (including the Bank Merger), the failure to make or obtain which would have a Material Adverse Effect on WIBC or the Surviving Corporation, except for (A) the filing of appropriate applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the FDIC and the California Department of Business Oversight (the “DBO”) and approval of the same (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”), (C) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus, and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) and Regulation 14A (including Schedule 14A) and Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders, authorizations and approvals as may be required in connection therewith, (D) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (E) obtaining the appropriate approvals or consents under any loss-sharing agreement with the FDIC to which WIBC or any Subsidiary of WIBC is a party (the “WIBC Loss-Sharing Approvals”), and (F) such filings, notifications and approvals as may be required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

(e)                                  SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i)                                     WIBC has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2012 (the “WIBC SEC Documents”).  WIBC has delivered or made available to BBCN true, correct and complete copies of all WIBC SEC Documents, all comment letters received by WIBC from the SEC since December 31, 2012, all responses to such comment letters by or on behalf of WIBC and all other correspondence since December 31, 2012 between the SEC and WIBC, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”).  No Subsidiary of WIBC is, or since December 31, 2012 has been, required to file any form, report, registration statement or other document with the SEC.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the WIBC SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such WIBC SEC Documents, and none of the WIBC SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of WIBC included in the WIBC SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of WIBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in WIBC SEC Documents since WIBC’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).  No financial statements of any Person other than the Subsidiaries of WIBC are, or, since December 31, 2012 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of WIBC.

(ii)                                  Since December 31, 2012, WIBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DBO and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably likely to result in a change or effect that, either individually or in the aggregate, is material and adverse on WIBC.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii)                               Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of WIBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC, WIBC and its Subsidiaries do not have, and since September 30, 2015 WIBC and its Subsidiaries have not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in WIBC’s financial statements in accordance with generally accepted accounting principles).

(iv)                              WIBC is, and since December 31, 2012 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  WIBC has delivered to BBCN true, correct and complete copes of all correspondence between WIBC and NASDAQ since December 31, 2012.

(v)                                 As used in this Section 4.1(e), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(f)                                   Information Supplied.  None of the information supplied or to be supplied by WIBC expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus shall, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by WIBC with respect to statements made or incorporated by reference therein based on information supplied by BBCN for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(g)                                  Compliance with Applicable Legal and Reporting Requirements.

(i)                                     WIBC and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of WIBC and its Subsidiaries, taken as a whole (the “WIBC Permits”), the WIBC Permits are in full force and effect and WIBC and its Subsidiaries are in compliance with the terms of the WIBC Permits, except where the failure to so hold, be in full force and effect or comply, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(ii)                                  Except as set forth in Section 4.1(g)(ii) of the WIBC Disclosure Schedule, since December 31, 2012, WIBC and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.  To the knowledge of WIBC, no investigation by any Governmental Entity with respect to WIBC or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of WIBC or its Subsidiaries, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(h)                                 Accounting and Internal Controls.

(i)                                     The records, systems, controls, data and information of WIBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WIBC or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)                                  WIBC and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)                               WIBC has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (1) all information required to be disclosed by WIBC in the reports it files under the Exchange Act and all information disseminated by WIBC to its holders of WIBC Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to WIBC’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to WIBC’s auditors and the audit committee of the board of directors of WIBC (the “WIBC Board”) (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect WIBC’s ability to record, process, summarize and report financial data and have identified for WIBC’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in WIBC’s internal controls.  WIBC has made available to BBCN a summary of any such disclosure made by management to WIBC’s auditors and audit committee since December 31, 2012.

(iv)                              Since December 31, 2012, neither WIBC nor any of its Subsidiaries or, to the knowledge of WIBC, any director, officer, employee, auditor, accountant or representative of WIBC or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of WIBC or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that WIBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)                                     Legal Proceedings.  Except as set forth in Section 4.1(i) of the WIBC Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of WIBC, threatened, against or affecting WIBC or any Subsidiary of WIBC as to which there is a significant possibility of an adverse outcome that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on WIBC or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WIBC or any Subsidiary of WIBC having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WIBC or on the Surviving Corporation.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of WIBC, threatened against WIBC that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by WIBC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j)                                    Taxes.  Except as set forth in Section 4.1(j) of the WIBC Disclosure Schedule:

(i)                                     Each of WIBC and the WIBC Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns were true, correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns have been timely paid.  There are no Liens for Taxes (other than Permitted Liens) upon any material assets of WIBC or any of the WIBC Subsidiaries.

(ii)                                  No written or, to the knowledge of WIBC, unwritten notice of any deficiency with respect to Taxes that has been proposed, asserted or assessed against WIBC or any of the WIBC Subsidiaries and has not previously been paid has been received by WIBC or any WIBC Subsidiary.  WIBC has made available to BBCN correct and complete copies of all material examination reports and statements of deficiency assessed against or agreed to by WIBC or any of the WIBC Subsidiaries since January 1, 2010.

(iii)                               Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv)                              Neither WIBC nor any WIBC Subsidiary has waived any statute of limitations in respect of Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(v)                                 Neither WIBC nor any WIBC Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(vi)                              Neither WIBC nor any WIBC Subsidiary has any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which WIBC is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law.

(vii)                           Neither WIBC nor any WIBC Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).

(viii)                        Neither WIBC nor any WIBC Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent WIBC from delivering the representation letters described in Sections 7.2(c) and 7.3(c) to Morrison & Foerster LLP, counsel to BBCN, and Hunton &  Williams LLP, counsel to WIBC, for purposes of their Tax opinions, described in Sections 7.2(c) and 7.3(c), to the effect that the Merger shall be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ix)                              Neither WIBC nor any WIBC Subsidiary has engaged in a transaction that would be reportable by or with respect to WIBC or any WIBC Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code or the applicable Treasury Regulations issued thereunder.

(x)                                 WIBC and the WIBC Subsidiaries have withheld from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable Tax law.

(xi)                              Wilshire Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(xii)                           No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against WIBC and the WIBC Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with generally accepted accounting principles and are being contested in good faith by appropriate procedures.

(xiii)                        WIBC has taken no position on any United States federal income Tax Return (whether or not such position has been disclosed on any such United States federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Applicable Legal Requirement.

(k)                                 Certain Agreements.  Except as set forth in Section 4.1(k) of the WIBC Disclosure Schedule and except for this Agreement, neither WIBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding

(i)                                     with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum;

(ii)                                  which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii)                               which limits the ability of WIBC or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires WIBC or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to WIBC and its Subsidiaries taken as a whole,

(iv)                              with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v)                                 in the case of a WIBC Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with another event), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in combination with another event);

(vi)                              which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement;

(vii)                           which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less;

(viii)                        real property leases; or

(ix)                              agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business.

WIBC has previously made available to BBCN complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.1(k) (collectively referred to herein as the “WIBC Contracts”).  All of the WIBC Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on WIBC.  Neither WIBC nor any of its Subsidiaries has, and to the knowledge of WIBC, none of the other parties thereto have, violated in any material respects any provision of, or committed or failed to perform in any material respects any act, and, to the knowledge of WIBC, no event or condition exists, which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any WIBC Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(l)                                     Benefit Plans; Labor Matters.

(i)                                     With respect to each employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any current or former employee, director or other service provider of WIBC or any of its Subsidiaries, or any dependent or beneficiary of any of the foregoing, has any present or future right to benefits, and which is or has been within the past 10 years maintained or contributed to by WIBC or any of its Subsidiaries or under which WIBC or any of its Subsidiaries has any present or future liability (the “WIBC Benefit Plans”), WIBC has made available to BBCN a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such WIBC Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such WIBC Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each WIBC Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any WIBC Benefit Plan qualified under Section 401(a) of the Code.

(ii)                                  None of the WIBC Benefit Plans are subject to Title IV of ERISA.

(iii)                               Neither WIBC, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any WIBC Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv)                              Each WIBC Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in material compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto.  No WIBC Benefit Plan provides for the indemnification, reimbursement or gross-up of any Taxes imposed by Section 409A of the Code.

(v)                                 With respect to each WIBC Benefit Plan, WIBC has complied and is now in compliance, in all material respects, with all the provisions of ERISA, the Code and all Applicable Legal Requirements, and each WIBC Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each WIBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or advisory or opinion letter from the IRS affording equivalent reliance that it is so qualified up to and including the current IRS remedial amendment cycle applicable to such plan and no event has occurred and, to the knowledge of WIBC, no condition exists that would reasonably be expected to adversely affect the qualified status of any such WIBC Benefit Plan.  No amendment is required to be made to any such plan for which the remedial amendment period is not open.

(vi)                              With respect to the WIBC Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of WIBC, there exists no condition or set of circumstances in connection with which WIBC or any of its Subsidiaries could be subject to any liability that would reasonably be expected to result in material liability to WIBC under ERISA, the Code or any other Applicable Legal Requirements, including any liability arising through indemnification.

(vii)                           True and complete copies of the WIBC Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to BBCN.

(viii)                        Except as set forth in Section 4.1(l)(viii) of the WIBC Disclosure Schedule, (A) the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, shall not give rise to any liability under any WIBC Benefit Plan or WIBC Stock Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former stockholder, employee or other service provider of WIBC or any Subsidiary of WIBC or related beneficiaries, and (B) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of WIBC or any Subsidiary of WIBC who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any WIBC Benefit Plan, WIBC Stock Plan or other agreement, plan or arrangement currently in effect would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No WIBC Benefit Plan or WIBC Stock Plan provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 4999 of the Code.

(ix)                              Except as set forth in Section 4.1(l)(ix) of the WIBC Disclosure Schedule, none of the assets of any WIBC Benefit Plan are invested in employer securities or employer real property.

(x)                                 With respect to each of the WIBC Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(xi)                              Since December 31, 2012, WIBC has complied in all material respects with all Applicable Legal Requirements and employment or worker practices related to the employment of its employees and the engagement of its independent contractors, consultant, interns, or other non-employee service providers, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other taxes.  There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of WIBC, threatened between WIBC or any Subsidiary of WIBC and any of their respective present or former employees or independent contractor, consultant, intern, or other non-employee service provider, except as described in Section 4.1(l)(xi) of the WIBC Disclosure Schedule.  As of the date hereof and since December 31, 2012, to the knowledge of WIBC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of WIBC or any Subsidiary of WIBC.  WIBC believes that the relationships between Bank and its employees are good.  To the knowledge of WIBC, no senior executive officer or manager of any material operations of WIBC or any group of employees of WIBC has or have any present plans to terminate their employment with WIBC.

(m)                             Bank Subsidiary.  WIBC owns all of the outstanding shares of capital stock of Wilshire Bank, free and clear of any claim, lien or encumbrance.  All of the shares of capital stock of Wilshire Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  Wilshire Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder.  Wilshire Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(n)                                 Agreements with Regulators.  Except as set forth in Section 4.1(n) of the WIBC Disclosure Schedule, neither WIBC nor any Subsidiary of WIBC is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, matter requiring attention or matter requiring board attention or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect from, or since December 31, 2012, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures, relates to its compliance management systems (“CMS”) or activities pursuant to such CMS, including Anti-money Laundering, Bank Secrecy Act or Know Your Customer Requirements, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has WIBC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.  WIBC and its Subsidiaries are in compliance with all of the foregoing so listed in Section 4.1(n) of the WIBC Disclosure Schedule.  There are no formal or informal investigations, known to WIBC, relating to any regulatory matters pending before any Governmental Entity with respect to WIBC or any of its Subsidiaries.

(o)                                 Absence of Certain Changes or Events.  Except to the extent permitted by Section 5.1 with respect to actions taken after the date hereof, since September 30, 2015

(i) WIBC and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Material Adverse Effect on WIBC and (iii) there has not been (A) any action or event of the type that would have required the consent of BBCN under Section 5.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of WIBC or any of its Subsidiaries (whether or not covered by insurance).

(p)                                 Board Approval.  The WIBC Board, by resolutions duly adopted at a meeting duly called and held (the “WIBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of WIBC and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of WIBC approve the principal terms of the Merger and directed that such matter be submitted for consideration by WIBC stockholders at the WIBC Stockholders Meeting.  No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(q)                                 Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of WIBC Common Stock to approve the principal terms of this Agreement (the “Required WIBC Vote”) is the only vote of the holders of any class or series of WIBC capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(r)                                    Properties.  WIBC or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the WIBC SEC Documents filed prior to the date hereof as being owned by WIBC or one of its Subsidiaries or acquired after the date thereof which are material to WIBC’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such WIBC SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to WIBC’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a Material Adverse Effect on WIBC.

(s)                                   Condition of Assets.  Except as set forth on Section 4.1(s) of the WIBC Disclosure Schedule, all tangible assets, including furniture, fixtures and equipment, used by WIBC are in operating condition, ordinary wear and tear excepted, and conform in all material respects with all material ordinances, regulations, zoning and other laws, whether federal, state or local.  WIBC owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted.  The premises or equipment of WIBC is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

(t)                                    Intellectual Property.  WIBC and its Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on their business substantially as currently conducted (collectively, the “WIBC Intellectual Property”), except where such failures to own or validly license such WIBC Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.  To WIBC’s knowledge, WIBC and its Subsidiaries and the operation of the business of WIBC and its Subsidiaries as currently conducted do not:  (i) infringe or misappropriate any Intellectual Property of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), or (iii) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither WIBC nor any of its Subsidiaries has received any written notice or claim from any Person asserting actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by WIBC or such Subsidiary of any Intellectual Property, defamation of any Person, violation of any right of any Person (including any right to privacy or publicity), or violation of any unfair competition or trade practice law by WIBC or such Subsidiary or relating to the business of WIBC or such Subsidiary as conducted at or prior to Closing.  To WIBC’s knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any WIBC Intellectual Property.  Any disclosures to third parties of the confidential information of WIBC and/or any of its Subsidiaries have been pursuant to executed written confidentiality agreements containing restrictive disclosure and use provisions that are customarily used by financial institutions, except where such failures to such an agreement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(u)                                 Derivatives.  All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for WIBC’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which WIBC believes to be financially responsible.  Each Derivative Contract of WIBC or any of its Subsidiaries constitutes the valid and legally binding obligation of WIBC or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect.  Neither WIBC nor its Subsidiaries, nor to the knowledge of WIBC any other party thereto, is in breach of any of its obligations under any Derivative Contract of WIBC or one of its Subsidiaries.  The financial position of WIBC and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of WIBC and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(v)                                 Loan Portfolio.

(i)                                     Except as set forth in Section 4.1(v)(i) of the WIBC Disclosure Schedule, neither WIBC nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of WIBC, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of WIBC or any of its Subsidiaries, or to the knowledge of WIBC, any affiliate of any of the foregoing.  Set forth in Section 4.1(v)(i) of the WIBC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of WIBC and its Subsidiaries that, as of September 30, 2015, were classified by WIBC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of WIBC and its Subsidiaries that, as of September 30, 2015, were classified as such, together with the aggregate principal amount of such Loans by category, and (C) each asset of WIBC or any of its Subsidiaries that, as of September 30, 2015, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by WIBC or by any Governmental Entity.  WIBC shall provide to BBCN, on a monthly basis, a schedule of Loans of WIBC and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of WIBC and its Subsidiaries the classification of which is changed to a lower classification or to OREO after the date of this Agreement.

(ii)                                  Each Loan of WIBC and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of WIBC and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, provided, that any exceptions to clauses (A)-(C) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(iii)                               Each outstanding Loan of WIBC and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of WIBC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements, any exceptions to which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on WIBC.

(iv)                              Except as set forth in Section 4.1(v)(iv) of the WIBC Disclosure Schedule, none of the agreements pursuant to which WIBC or any of its

Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)                                 There are no outstanding Loans made by WIBC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of WIBC or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(w)                               Insurance.  Set forth in Section 4.1(w) of the WIBC Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by WIBC and its Subsidiaries.  All such insurance policies and bonds are in full force and effect and neither WIBC nor any of its Subsidiaries is in default under any such policy or bond.  Except as set forth in Section 4.1(w) of the WIBC Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(x)                                 Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between WIBC or any of its Subsidiaries, on the one hand, and any (i) officer or director of WIBC or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of WIBC, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of WIBC, on the other hand, except those of a type available to employees of WIBC generally.

(y)                                 Brokers or Finders.  Except for the recipient and amounts set forth in Section 4.1(y) of the WIBC Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, and, if the Merger is not consummated, WIBC agrees to indemnify BBCN and to hold BBCN harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by WIBC or its affiliates.

(z)                                  Opinion of WIBC Financial Advisor.  The WIBC Board has received the opinion of WIBC’s financial advisor, dated the date of this Agreement, to the effect that, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of WIBC Common Stock.

(aa)                          Absence of Certain Business Practices.  Neither WIBC nor any of its officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of WIBC (or assist WIBC in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to WIBC.

(bb)                          Environmental Matters.

(i)                                     Each of WIBC and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment, including laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).

(ii)                                  There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of WIBC, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which WIBC or any WIBC Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site owned, leased or operated by WIBC or any WIBC Subsidiary, or to the knowledge of WIBC, relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site not owned, leased or operated by WIBC or any WIBC Subsidiary.

(iii)                               During the period of WIBC or any WIBC Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(iv)                              To the knowledge of WIBC, neither WIBC nor any WIBC Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Materials at a site owned, leased or operated by such Person on any property securing such loan.

(v)                                 For purposes of this Agreement, the term “Hazardous Materials” means any hazardous substance, hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.

(cc)                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4.1, neither WIBC nor any other Person on behalf of WIBC is making or has made any express or implied representation or warranty with respect to WIBC or with respect to any other information provided to BBCN in connection with the transactions contemplated herein.  Neither WIBC nor any other Person shall have or be subject to any liability or indemnification obligation to BBCN or any other Person resulting from the distribution to BBCN, or the use by BBCN of, any such information, including any information, documents, projections, forecasts or other material made available to BBCN in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 4.1.  WIBC acknowledges that BBCN is making no representations or warranties other than the representations and warranties contained in Section 4.2.

4.2                               Representations and Warranties of BBCN.  Except (i) as set forth in the BBCN SEC Documents, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii), with respect to any subsection of this Section 4.2, as set forth in the correspondingly identified subsection of the confidential disclosure schedules delivered by BBCN to WIBC concurrently herewith (the “BBCN Disclosure Schedule”), BBCN represents and warrants to WIBC as follows:

(a)                                 Organization, Standing and Power.  BBCN is a bank holding company registered under the BHC Act.  Each of BBCN and its Significant Subsidiaries is a corporation, limited liability company, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.  The copies of Certificate of Incorporation and By-laws of BBCN and BBCN Bank, which have been previously furnished to WIBC, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of BBCN consists of 150,000,000 shares of common stock, par value $0.001 per share (the “BBCN Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 (the “BBCN Preferred Stock”).  As of the close of business on December 1, 2015, (A) 79,556,621 shares of BBCN Common Stock, including 440,047 BBCN Restricted Shares, were issued and outstanding, 19,276 shares of BBCN Common Stock were reserved for issuance upon the exercise of the U.S. Treasury Department’s warrant under its TARP Capital Purchase Program (“BBCN TARP Warrant”) and 2,906,998 shares of BBCN Common Stock were reserved for issuance upon exercise of stock options, stock appreciation rights, restricted stock, performance shares, performance units or other awards under the Amended and Restated BBCN 2007 Equity Incentive Plan and the

2006 Stock Incentive Plan (jointly, the “BBCN Stock Plans”), and no shares of BBCN Common Stock were held by BBCN in its treasury or by its Subsidiaries; and (B) no shares of BBCN Preferred Stock were issued and outstanding.  All outstanding shares of BBCN Common Stock and BBCN Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights.  The shares of BBCN Common Stock to be issued pursuant to or as specifically contemplated by this Agreement shall have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable and the issuance of none of such shares was or shall be subject to preemptive rights.

(ii)                                  Set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that BBCN or any of its Subsidiaries has issued.  Except as set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule, no Voting Debt of BBCN or any BBCN Subsidiary is issued or outstanding.  All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of BBCN or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.  Except as set forth in Section 4.2(b)(ii) of the BBCN Disclosure Schedule or otherwise in this Section 4.2(b), no BBCN Subsidiary has issued securities held by any entity other than BBCN or a BBCN Subsidiary.

(iii)                               Except for (A) this Agreement, (B) the BBCN TARP Warrant, (C) BBCN Stock Options and restricted and performance units issued under the BBCN Stock Plans, which represented, as of December 1, 2015, the right to acquire (in the case of BBCN Stock Options) or to receive the value of (in the case of restricted and performance units) up to an aggregate of, respectively, 324,143 and 126,049 shares of BBCN Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 5.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which BBCN or any Subsidiary of BBCN is a party or by which it or any such Subsidiary is bound obligating BBCN or any Subsidiary of BBCN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of BBCN or of any Subsidiary of BBCN or obligating BBCN or any Subsidiary of BBCN to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding contractual obligations of BBCN or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of BBCN or any of its Subsidiaries or (B) except as set forth in Section 4.2(b)(iii) of the BBCN Disclosure Schedule, pursuant to which BBCN or any of its Subsidiaries is or could be required to register shares of BBCN Common Stock, BBCN Preferred Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.2.

(iv)                              Since December 31, 2014, except as set forth in Section 4.2(b)(iv) of the BBCN Disclosure Schedule and except to the extent permitted by Section 5.2, BBCN has not (A) issued any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock of BBCN or any of its Subsidiaries, other than pursuant to and as required by the terms of the BBCN Stock Plans and any employee stock options and other awards issued under the BBCN Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 5.2(c) and 5.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more BBCN Subsidiaries, any shares of capital stock of BBCN or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of BBCN dividends or other distributions on the outstanding shares of capital stock of BBCN.

(v)                                 Set forth in Section 4.2(b)(v) of the BBCN Disclosure Schedule is a true, correct and complete list of all equity securities that BBCN or any of its Subsidiaries owns, controls or holds for its own account, and neither BBCN nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than BBCN Bank, in the case of BBCN.

(vi)                              Set forth in Section 4.2(b)(vi) of the BBCN Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all outstanding BBCN Stock Options and BBCN Restricted Shares and for each such BBCN Stock Option and BBCN Restricted Share, and other right, (i) the number of shares of BBCN Common Stock subject thereto, (ii) the terms of vesting (including the extent to which it shall become accelerated as a result of the Merger) and vested status, (iii) the grant and expiration dates, if applicable, (iv) the exercise price, if applicable, (v) the name of the holder thereof, (vi) for each BBCN Stock Option, whether such BBCN Stock Option is intended to be an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, and (v) for each Restricted Share, whether BBCN has received a copy of an election made under Section 83(b) of the Code, which, if applicable, was, to the knowledge of BBCN, validly made and filed with the IRS in a timely fashion.  No BBCN Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code and the regulations promulgated thereunder.

(vii)                           With respect to the BBCN Stock Options, each such grant was made in accordance with the terms of the BBCN Stock Plans and all Applicable Legal Requirements, including valid exemptions from registration under the Securities Act and all other applicable securities laws.

(c)                                  Organization and Qualification of the BBCN Trusts..  With respect to the BBCN Trusts:

(i)                                     Each BBCN Trust has issued and sold capital securities and common securities under an Amended and Restated Declaration of Trust (each a “BBCN Trust Agreement”), and BBCN has issued to each BBCN Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“BBCN Debentures”), under an Indenture (each Trust’s Indenture and Trust Agreement are collectively referred to as the “BBCN

Operative Documents”).  Section 4.2(c)(i) of the BBCN Disclosure Schedule sets forth, with respect to each BBCN Trust, the (i) date of its BBCN Trust Agreement and Indenture, (ii) aggregate liquidation value of its capital securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of BBCN Debentures that have been issued to that BBCN Trust by BBCN, (iv) the rate paid on its capital securities, the common securities and the BBCN Debentures, (v) date after which BBCN may redeem the BBCN Debentures at par, and (vi) maturity date of the BBCN Debentures.

(ii)                                  Each BBCN Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Connecticut and the State of Delaware, as applicable, with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the BBCN Operative Documents.  No BBCN Trust is a party to or otherwise bound by any material agreement other than the BBCN Operative Documents and a Placement Agreement of even date with the BBCN Trust Agreement.  The BBCN Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii)                               The capital securities and the common securities issued by each BBCN Trust have been duly authorized by the BBCN Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of such BBCN Trust.  None of the capital securities or the common securities is subject to preemptive or other similar rights.  All of the outstanding common securities issued by the BBCN Trusts are directly owned by BBCN free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws.  The common securities issued by the BBCN Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended.  Neither BBCN nor any of the BBCN Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act.  The BBCN Debentures are not held of record by stockholders of BBCN or BBCN Bank.

(iv)                              The sole assets of each BBCN Trust are its BBCN Debentures, any interest paid on such BBCN Debentures to the extent not distributed, proceeds of such BBCN Debentures, or any of the foregoing.

(v)                                 All of the proceeds from the sale of the capital securities issued by the BBCN Trusts have been invested in the BBCN Debentures.  All of the proceeds from the sale of the common securities issued by the BBCN Trusts have been invested in the BBCN Debentures.  All BBCN Debentures are and have been held by the BBCN Trusts since their initial issuance.

(vi)                              Each BBCN Trust was not formed to, and is not authorized to, conduct any trade or business and each BBCN Trust has not conducted any trade or business since it was formed.  Each BBCN Trust exists for the exclusive purposes of

(i) issuing and selling its capital securities and the common securities, (ii) using the proceeds from the sale of its capital securities and the common securities to acquire the BBCN Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto.  Each BBCN Trust was formed to facilitate direct investment in the assets of that BBCN Trust, and the existence of multiple classes of ownership is incidental to that purpose.  There is no intent to provide holders of such interests in either BBCN Trust with diverse interests in the assets of that BBCN Trust.

(vii)                           Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the BBCN Debentures.  Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has not exercised its right to defer interest payments on any of the BBCN Debentures.  Except as set forth on Section 4.2(c)(vii) of the BBCN Disclosure Schedule, BBCN has not been advised by the Federal Reserve or the Federal Reserve Bank of San Francisco to defer interest payments on any of the BBCN Debentures, nor does BBCN have knowledge of any basis for the same.

(viii)                        Each BBCN Trust’s income consists solely of payments made by BBCN with respect to the BBCN Debentures, and such payments are not derived from the active conduct of a financial business by that BBCN Trust.  Both BBCN’s obligation to make those payments and the amounts thereof are set forth in the BBCN Debentures.  Neither BBCN’s obligation to make those payments nor the amounts payable by BBCN is dependent on income or profits of BBCN or any Affiliate of BBCN (although BBCN’s ability to do so is so dependent).

(ix)                              BBCN has not issued any class of capital shares either pari passu or senior to the BBCN Debentures.  All BBCN Debentures are either pari passu or senior to BBCN’s trade accounts payable arising in the ordinary course of business.

(x)                                 BBCN and each BBCN Trust have created a debtor-creditor relationship between BBCN, as debtor, and that BBCN Trust, as a creditor, and BBCN and each BBCN Trust have treated the BBCN Debentures as indebtedness for all tax purposes.

(i)                                     Each BBCN Operative Document entered into by BBCN or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of BBCN or one of its Subsidiaries, and to the knowledge of BBCN, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

(d)                                 Authority.

(i)                                     BBCN has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the (A) adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of BBCN Common Stock entitled to vote thereon (the “Adoption”), (B) the approval of an amendment to the BBCN Charter to change the name as provided in Section 6.9(b) by the affirmative vote of the holders of a majority of outstanding shares of BBCN Common Stock entitled to vote thereon (the “BBCN Charter Amendment”), and (C) the approval of the issuance of shares of BBCN Common Stock in the Merger (the “Share Issuance”) by a majority of the votes cast at the BBCN Stockholders Meeting (the Adoption, the BBCN Charter Amendment and the Share Issuance, collectively, the “Required BBCN Vote”), to consummate the transactions to which BBCN is a party contemplated hereby.  The execution and delivery of this Agreement by BBCN and the consummation by BBCN of the transactions to which it is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of BBCN, subject in the case of the consummation of the Merger and the Share Issuance, to the effectiveness of the BBCN Charter Amendment and the Required BBCN Vote.  This Agreement has been duly executed and delivered by BBCN and constitutes a valid and binding obligation of BBCN, enforceable against BBCN in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii)                                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of BBCN or any Significant Subsidiary of BBCN, or (B) except as set forth in Section 4.2(d)(ii) of the BBCN Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, BBCN Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to BBCN or any Subsidiary of BBCN or their respective properties or assets, which Violation, in the case of clause (B) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BBCN or the Surviving Corporation.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to BBCN or any Subsidiary of BBCN in connection with the execution and delivery of this Agreement by BBCN or the consummation by BBCN of the transactions contemplated hereby (including the Bank Merger), the failure to make or obtain which would have a Material Adverse Effect on BBCN or the Surviving Corporation, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, including the Joint Proxy

Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) and Regulation 14A (including Schedule 14A) and Rule 14f-1 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders, authorizations and approvals as may be required in connection therewith, (C) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (D) obtaining the appropriate approvals or consents under any loss-sharing agreement with the FDIC to which BBCN or any Subsidiary of BBCN is a party (the “BBCN Loss-Sharing Approvals,” together with the WIBC Loss-Sharing Approvals, are referred to herein, individually, as a “Loss-Sharing Approval” and, collectively, as the “Loss-Sharing Approvals”), and (E) such filings, notifications and approvals as may be required under the SBIA and the rules and regulations of the SBA thereunder.

(e)                                  SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i)                                     BBCN has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2012 (the “BBCN SEC Documents”).  BBCN has delivered or made available to WIBC true, correct and complete copies of all BBCN SEC Documents, all comment letters received by BBCN from the SEC since December 31, 2012, all responses to such comment letters by or on behalf of BBCN and all other correspondence since December 31, 2012 between the SEC and BBCN, in each case to the extent not available to the public in completely unredacted form on EDGAR.  No Subsidiary of BBCN is, or since December 31, 2012 has been, required to file any form, report, registration statement or other document with the SEC.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the BBCN SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BBCN SEC Documents, and none of the BBCN SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of BBCN included in the BBCN SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of BBCN and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in BBCN SEC Documents since BBCN’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).  No financial statements of any Person other than the Subsidiaries of BBCN are, or, since December 31, 2012 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of BBCN.

(ii)                                  Since December 31, 2012, BBCN and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DBO and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably likely to result in a change or effect that, either individually or in the aggregate, is material and adverse on BBCN.  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii)                               Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of BBCN included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN, BBCN and its Subsidiaries do not have, and since September 30, 2015 BBCN and its Subsidiaries have not incurred (except to the extent permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in BBCN’s financial statements in accordance with generally accepted accounting principles).

(iv)                              BBCN is, and since December 31, 2012 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  BBCN has delivered to WIBC true, correct and complete copes of all correspondence between BBCN and NASDAQ since December 31, 2012.

(v)                                 As used in this Section 4.2(e), the term “file” shall be broadly construed to include any manner in which a document or information is filed,

furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(f)                                   Information Supplied.  None of the information supplied or to be supplied by BBCN expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by BBCN with respect to statements made or incorporated by reference therein based on information supplied by WIBC for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(g)                                  Compliance with Applicable Legal and Reporting Requirements.

(i)                                     BBCN and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of BBCN and its Subsidiaries, taken as a whole (the “BBCN Permits”), the BBCN Permits are in full force and effect and BBCN and its Subsidiaries are in compliance with the terms of the BBCN Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(ii)                                  Except as set forth in Section 4.2(g)(ii) of the BBCN Disclosure Schedule, since December 31, 2012, BBCN and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.  To the knowledge of BBCN, no investigation by any Governmental Entity with respect to BBCN or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of BBCN or its Subsidiaries, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(h)                                 Accounting and Internal Controls.

(i)                                     The records, systems, controls, data and information of BBCN and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BBCN or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)                                  BBCN and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)                               BBCN has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (1) all information required to be disclosed by BBCN in the reports it files under the Exchange Act and all information disseminated by BBCN to its holders of BBCN Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to BBCN’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to BBCN’s auditors and the audit committee of the BBCN Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect BBCN’s ability to record, process, summarize and report financial data and have identified for BBCN’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in BBCN’s internal controls.  BBCN has made available to WIBC a summary of any such disclosure made by management to BBCN’s auditors and audit committee since December 31, 2012.

(iv)                              Since December 31, 2012, neither BBCN nor any of its Subsidiaries or, to the knowledge of BBCN, any director, officer, employee, auditor, accountant or representative of BBCN or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BBCN or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that BBCN or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)                                     Legal Proceedings.  Except as set forth in Section 4.2(i) of the BBCN Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of BBCN, threatened, against or affecting BBCN or any Subsidiary of BBCN as to which there is a significant possibility of an adverse outcome that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BBCN or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BBCN or any Subsidiary of BBCN having, or which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BBCN or on the Surviving Corporation.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of BBCN, threatened against BBCN that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by BBCN pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(j)                                    Taxes.  Except as set forth in Section 4.2(j) of the BBCN Disclosure Schedule:

(i)                                     Each of BBCN and the BBCN Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns were true, correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns have been timely paid.  There are no Liens for Taxes (other than Permitted Liens) upon any material assets of BBCN or any of the BBCN Subsidiaries.

(ii)                                  No written or, to the knowledge of BBCN, unwritten notice of any deficiency with respect to Taxes that has been proposed, asserted or assessed against BBCN or any of the BBCN Subsidiaries and has not previously been paid has been received by BBCN or any BBCN Subsidiary.  BBCN has made available to WIBC correct and complete copies of all material examination reports and statements of deficiency assessed against or agreed to by BBCN or any of the BBCN Subsidiaries since January 1, 2010.

(iii)                               Any assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv)                              Neither BBCN nor any BBCN Subsidiary has waived any statute of limitations in respect of Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(v)                                 Neither BBCN nor any BBCN Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(vi)                              Neither BBCN nor any BBCN Subsidiary has any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which BBCN is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law.

(vii)                           Neither BBCN nor any BBCN Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).

(viii)                        Neither BBCN nor any BBCN Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent BBCN from delivering the representation letters described in Sections 7.2(c) and 7.3(c) to Morrison & Foerster LLP, counsel to BBCN, and Hunton & Williams LLP, counsel to WIBC, for purposes of their Tax opinions, described in Sections 7.2(c) and 7.3(c), to the effect that the Merger shall be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(ix)                              Neither BBCN nor any BBCN Subsidiary has engaged in a transaction that would be reportable by or with respect to BBCN or any BBCN Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code or the applicable Treasury Regulations issued thereunder.

(x)                                 BBCN and the BBCN Subsidiaries have withheld from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable Tax law.

(xi)                              It is the present intention of BBCN to continue at least one significant historic business line of WIBC, or to use at least a significant portion of

WIBC’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(xii)                           No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against BBCN and the BBCN Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with generally accepted accounting principles and are being contested in good faith by appropriate procedures.

(xiii)                        BBCN has taken no position on any United States federal income Tax Return (whether or not such position has been disclosed on any such United States federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Applicable Legal Requirement.

(k)                                 Certain Agreements.  Except as set forth in Section 4.2(k) of the BBCN Disclosure Schedule and except for this Agreement, neither BBCN nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding:

(i)                                     with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum;

(ii)                                  which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii)                               which limits the ability of BBCN or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires BBCN or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to BBCN and its Subsidiaries taken as a whole;

(iv)                              with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v)                                 in the case of a BBCN Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with another event), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in combination with another event);

(vi)                              which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement;

(vii)                           which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less;

(viii)                        real property leases; or

(ix)                              agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business.

BBCN has previously made available to WIBC complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.2(k) (collectively referred to herein as the “BBCN Contracts”).  All of the BBCN Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on BBCN.  Neither BBCN nor any of its Subsidiaries has, and to the knowledge of BBCN, none of the other parties thereto have, violated in any material respects any provision of, or committed or failed to perform in any material respects any act, and, to the knowledge of BBCN, no event or condition exists, which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any BBCN Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(l)                                     Benefit Plans; Labor Matters.

(i)                                     With respect to each Benefit Plan under which any current or former employee, director or other service provider of BBCN or any of its Subsidiaries, or any dependent or beneficiary of any of the foregoing, has any present or future right to benefits, and which is or has been within the past 10 years maintained or contributed to by BBCN or any of its Subsidiaries or under which BBCN or any of its Subsidiaries has any present or future liability (the “BBCN Benefit Plans”), BBCN has made available to WIBC a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such BBCN Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such BBCN Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each BBCN Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any BBCN Benefit Plan qualified under Section 401(a) of the Code.

(ii)                                  None of the BBCN Benefit Plans are subject to Title IV of ERISA.

(iii)                               Neither BBCN, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any BBCN Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv)                              Each BBCN Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in material compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto.  No BBCN Benefit Plan provides for the indemnification, reimbursement or gross-up of any Taxes imposed by Section 409A of the Code.

(v)                                 With respect to each BBCN Benefit Plan, BBCN has complied and is now in compliance, in all material respects, with all the provisions of ERISA, the Code and all Applicable Legal Requirements, and each BBCN Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms. Each BBCN Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or advisory or opinion letter from the IRS affording equivalent reliance that it is so qualified up to and including the current IRS remedial amendment cycle applicable to such plan no event has occurred and, to the knowledge of BBCN, no condition exists that would reasonably be expected to adversely affect the qualified status of any such BBCN Benefit Plan.  No amendment is required to be made to any such plan for which the remedial amendment period is not open.

(vi)                              With respect to the BBCN Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of BBCN, there exists no condition or set of circumstances in connection with which BBCN or any of its Subsidiaries could be subject to any liability that would reasonably be expected to result in material liability to BBCN under ERISA, the Code or any other Applicable Legal Requirements, including any liability arising through indemnification.

(vii)                           True and complete copies of the BBCN Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to WIBC.

(viii)                        Except as set forth in Section 4.2(l)(viii) of the BBCN Disclosure Schedule, (A) the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, shall not give rise to any liability under any BBCN Benefit Plan or BBCN Stock Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former stockholder, employee or other service provider of BBCN or any Subsidiary of BBCN or related beneficiaries, and (B) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of BBCN or any Subsidiary of BBCN who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any BBCN Benefit Plan, BBCN Stock Plan or other agreement, plan or arrangement currently in effect would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No BBCN Benefit Plan or BBCN Stock Plan provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 4999 of the Code.

(ix)                              Except as set forth in Section 4.2(l)(ix) of the BBCN Disclosure Schedule, none of the assets of any BBCN Benefit Plan are invested in employer securities or employer real property.

(x)                                 With respect to each of the BBCN Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(xi)                              Since December 31, 2012, BBCN has complied in all material respects with all Applicable Legal Requirements and employment or worker practices related to the employment of its employees and the engagement of its independent contractors, consultant, interns, or other non-employee service providers, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, privacy right, retaliation, immigration, wrongful discharge, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.  There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of BBCN, threatened between BBCN or any Subsidiary of BBCN and any of their respective present or former employees or independent contractor, consultant, intern, or other non-employee service provider, except as described in Section 4.2(l)(xi) of the BBCN Disclosure Schedule. As of the date hereof and since December 31, 2012, to the knowledge of BBCN, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of BBCN or any Subsidiary of BBCN.  BBCN believes that the relationships between Bank and its employees are good.  To the knowledge of BBCN, no senior executive officer or manager of any material operations of BBCN or any group of employees of BBCN has or have any present plans to terminate their employment with BBCN.

(m)                             Bank Subsidiary.  BBCN owns all of the outstanding shares of capital stock of BBCN Bank, free and clear of any claim, lien or encumbrance.  All of the shares of capital stock of BBCN Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.  BBCN Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder.  BBCN Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(n)                                 Agreements with Regulators.  Except as set forth in Section 4.2(n) of the BBCN Disclosure Schedule, neither BBCN nor any Subsidiary of BBCN is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, matter requiring attention or matter requiring board attention or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect from, or since December 31, 2012 has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures, relates to its CMS or activities pursuant to such CMS, including Anti-money Laundering, Bank Secrecy Act or Know Your Customer Requirements or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has BBCN been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.  BBCN and its Subsidiaries are in compliance with all of the foregoing so listed in Section 4.2(n) of the BBCN Disclosure Schedule.  There are no formal or informal investigations, known to BBCN, relating to any regulatory matters pending before any Governmental Entity with respect to BBCN or any of its Subsidiaries.

(o)                                 Absence of Certain Changes or Events.  Except to the extent permitted by Section 5.2 with respect to actions taken after the date hereof, since September 30, 2015 (i) BBCN and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a Material Adverse Effect on BBCN and (iii) there has not been (A) any action or event of the type that would have required the consent of WIBC under Section 5.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of BBCN or any of its Subsidiaries (whether or not covered by insurance).

(p)                                 Board Approval.  The BBCN Board, by resolutions duly adopted at a meeting duly called and held (the “BBCN Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of BBCN and its stockholders and declared the Merger to be advisable, (ii) approved and declared advisable this Agreement and the Merger, (iii) resolved to submit this Agreement to the stockholders of BBCN for their consideration and vote in accordance with Section 252 of the DGCL, (iv) approved the BBCN Charter Amendment, amendment to the By-laws and Share Issuance and (v) recommended that the stockholders of BBCN adopt this Agreement and directed that such matters be submitted for consideration by BBCN stockholders at the BBCN Stockholders Meeting.  No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(q)                                 Vote Required.  The Required BBCN Vote is the only vote of the holders of any class or series of BBCN capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(r)                                    Properties.  BBCN or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the BBCN SEC Documents filed prior to the date hereof as being owned by

BBCN or one of its Subsidiaries or acquired after the date thereof which are material to BBCN’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BBCN SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BBCN’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a Material Adverse Effect on BBCN.

(s)                                   Condition of Assets..  Except as set forth on Section 4.2(s) of the BBCN Disclosure Schedule, all tangible assets, including furniture, fixtures and equipment, used by BBCN are in operating condition, ordinary wear and tear excepted, and conform in all material respects with all material ordinances, regulations, zoning and other laws, whether federal, state or local.  BBCN owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted.  The premises or equipment of BBCN is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

(t)                                    Intellectual Property.  BBCN and its Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on their business substantially as currently conducted (collectively, the “BBCN Intellectual Property”), except where such failures to own or validly license such BBCN Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.  To BBCN’s knowledge, BBCN and its Subsidiaries and the operation of the business of BBCN and its Subsidiaries as currently conducted do not:  (i) infringe or misappropriate any Intellectual Property of any Person; (ii) violate any right of any Person (including, without limitation, any right to privacy or publicity), or (iii) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction.  Neither BBCN nor any of its Subsidiaries has received any written notice or claim from any Person asserting actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by BBCN or such Subsidiary of any Intellectual Property, defamation of any Person, violation of any right of any Person (including, any right to privacy or publicity), or violation of any unfair competition or trade practice law by BBCN or such Subsidiary or relating to the business of BBCN or such Subsidiary as conducted at or prior to Closing.  To BBCN’s knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any BBCN Intellectual Property.  Any disclosures to third parties of the confidential information of BBCN and/or any of its Subsidiaries have been pursuant to executed written confidentiality agreements containing restrictive disclosure and use provisions that are customarily used by financial institutions, except where such failures to such an agreement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(u)                                 Derivatives.  All Derivative Contracts, whether entered into for BBCN’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which BBCN believes to be financially responsible.  Each Derivative Contract of BBCN or any of its Subsidiaries constitutes the valid and legally binding obligation of BBCN or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect.  Neither BBCN nor its Subsidiaries, nor to the knowledge of BBCN any other party thereto, is in breach of any of its obligations under any Derivative Contract of BBCN or one of its Subsidiaries.  The financial position of BBCN and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of BBCN and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(v)                                 Loan Portfolio.

(i)                                     Neither BBCN nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of BBCN, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of BBCN or any of its Subsidiaries, or to the knowledge of BBCN, any affiliate of any of the foregoing.  Set forth in Section 4.2(v) of the BBCN Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BBCN and its Subsidiaries that, as of September 30, 2015, were classified by BBCN as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of BBCN and its Subsidiaries that, as of September 30, 2015, were classified as such, together with the aggregate principal amount of such Loans by category, and (C) each asset of BBCN or any of its Subsidiaries that, as of September 30, 2015, was classified as OREO and the book value thereof, it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by BBCN or by any Governmental Entity.  BBCN shall provide to WIBC, on a monthly basis, a schedule of Loans of BBCN and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of BBCN and its Subsidiaries the classification of which is changed to a lower classification or to OREO after the date of this Agreement.

(ii)                                  Each Loan of BBCN and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of BBCN and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, provided, that any exceptions to clauses (A)-(C) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(iii)                               Each outstanding Loan of BBCN and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BBCN and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements, any exceptions to which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BBCN.

(iv)                              None of the agreements pursuant to which BBCN or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)                                 There are no outstanding Loans made by BBCN or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of BBCN or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(w)                               Insurance.  Set forth in Section 4.2(w) of the BBCN Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by BBCN and its Subsidiaries.  All such insurance policies and bonds are in full force and effect, and neither BBCN nor any of its Subsidiaries is in default under any such policy or bond.  Except as set forth in Section 4.2(w) of the BBCN Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(x)                                 Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between BBCN or any of its Subsidiaries, on the one hand, and any (i) officer or director of BBCN or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of BBCN, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of BBCN, on the other hand, except those of a type available to employees of BBCN generally.

(y)                                 Brokers or Finders.  Except for the recipient and amounts set forth in Section 4.2(y) of the BBCN Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, and, if the Merger is not consummated, BBCN agrees to indemnify WIBC and to hold WIBC harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by BBCN or its affiliates.

(z)                                  Opinion of BBCN Financial Advisor.  The BBCN Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from its financial advisor to the effect that, as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to BBCN.

(aa)                          Absence of Certain Business Practices..  Neither BBCN nor any of its officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of BBCN (or assist BBCN in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to BBCN.

(bb)                          Environmental Matters.

(i)                                     Each of BBCN and its Subsidiaries is in material compliance with all applicable Environmental Laws.

(ii)                                  There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of BBCN, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which BBCN or any BBCN Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site owned, leased or operated by BBCN or any BBCN Subsidiary, or to the knowledge of BBCN, relating to any material release or threatened release into the environment of any Hazardous Materials, occurring at or on a site not owned, leased or operated by BBCN or any BBCN Subsidiary.

(iii)                               During the period of BBCN or any BBCN Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(iv)                              To the knowledge of BBCN, neither BBCN nor any BBCN Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Materials at a site owned, leased or operated by such Person on any property securing such loan.

(cc)                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4.2, neither BBCN nor any other Person on behalf of BBCN is making or has made any express or implied representation or warranty with respect to BBCN or with respect to any other information provided to WIBC in connection with the transactions contemplated herein.  Neither BBCN nor any other Person shall have or be subject to any liability or indemnification obligation to WIBC or any other Person resulting from the distribution to WIBC, or the use by WIBC of, any such information, including any information, documents, projections, forecasts or other material made available to WIBC in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 4.2.  BBCN acknowledges that WIBC is making no representations or warranties other than the representations and warranties contained in Section 4.1.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Covenants of WIBC.  Except as otherwise permitted or contemplated by Section 5.1 of the WIBC Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, WIBC agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that BBCN shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                                 Ordinary Course.  WIBC and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, use all reasonable efforts to preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and use all reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any respect as of the Effective Time.  WIBC shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to WIBC, except as required by, or to comply with, Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)                                 Dividends; Changes in Stock.  WIBC shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly owned Subsidiary of WIBC, (B) the declaration and payment of regular quarterly cash dividends not to exceed $0.06 per share made by WIBC to its stockholders consistent with past practice, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of WIBC in accordance with the terms of the WIBC Operative Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to agreements in effect on the date hereof and disclosed in Section 5.1(b) of the WIBC Disclosure Schedule).

(c)                                  Issuance of Securities.  WIBC shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of WIBC Common Stock upon the exercise or settlement of WIBC Stock Options outstanding on the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of WIBC and (iii) the grant of WIBC Stock Options or WIBC Restricted Shares to officers, directors, employees and others in the ordinary course of business of WIBC; provided, however, that, as of the Effective Date, the aggregate number of shares of WIBC Common Stock exercisable or represented by such newly issued WIBC Restricted Shares or issuable upon vesting of any such newly granted WIBC Stock Options or WIBC Restricted Shares, net of any WIBC Stock Options or WIBC Restricted Shares which were canceled, terminated or forfeited between the date of this Agreement and the Effective Date, shall not exceed 300,000 shares in the aggregate.

(d)                                 Governing Documents.  WIBC shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Articles of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 6.1(g) or 6.4(b), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of WIBC.

(e)                                  No Acquisitions.  Except as provided in Section 6.4 of this Agreement, WIBC shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit (i) the purchase of assets in insubstantial amounts in the ordinary course of business consistent with past practice; (ii) the purchase of Small Business Administration loans, mortgage loans and other real estate owned in the ordinary course of business consistent with past practice; and (iii) foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f)                                   No Dispositions.  WIBC shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by WIBC and its Subsidiaries) which are material, individually or in the aggregate, to WIBC; provided, however, that the foregoing shall not prohibit (i) the sale of assets in insubstantial amounts in the ordinary course of business consistent with past practice; and (ii) the sale of Small Business Administration loans, mortgage loans, investment securities and other real estate owned in the ordinary course of business consistent with past practice.

(g)                                  Indebtedness.  WIBC shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of WIBC or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of WIBC to WIBC or to another Subsidiary of WIBC, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)                                 Other Actions.  WIBC shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(i)                                     Accounting Methods.  WIBC shall not, and shall not permit any of its Subsidiaries to, change in any material respect its methods of accounting in effect at September 30, 2015, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by WIBC’s independent auditors or required by bank regulatory authorities.

(j)                                    Tax Matters.  WIBC shall not, and shall not permit its Subsidiaries to, make or rescind any material Tax election, make any material amendments to Tax Returns previously filed, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to WIBC or any WIBC Subsidiary, or settle or compromise any material Tax liability or refund.

(k)                                 Compensation and Benefit Plans.  WIBC shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any WIBC Benefit Plan, or any agreement, arrangement, plan or policy between WIBC or a Subsidiary of WIBC and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the WIBC Stock Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l)                                     Investment Portfolio; Interest Rate Risk; Other Risk.  WIBC shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by WIBC or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m)                             No Liquidation.  WIBC shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n)                                 Foreclosures.  WIBC shall not foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Materials in quantities that would create a material liability under the Environmental Laws.

(o)                                 Other Agreements.  WIBC shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

5.2                               Covenants of BBCN.  Except as otherwise permitted or contemplated by Section 5.2 of the BBCN Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time, BBCN agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that WIBC shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                                 Ordinary Course.  BBCN and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, use all reasonable efforts to preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and use all reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.  BBCN shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to BBCN, except as required by, or to comply with, Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)                                 Dividends; Changes in Stock.  BBCN shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) for dividends by a wholly owned Subsidiary of BBCN, (B) the declaration and payment of regular quarterly cash dividends not to exceed $0.11 per share made by BBCN to its stockholders consistent with past practice, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of BBCN in accordance with the terms of the BBCN Operative Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to agreements in effect on the date hereof and disclosed in Section 5.2(b) of the BBCN Disclosure Schedule).

(c)                                  Issuance of Securities.  BBCN shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of BBCN Common Stock upon the exercise or settlement of BBCN Stock Options outstanding on the date of this Agreement, (ii) issuance of BBCN Common Stock upon exercise of the BBCN TARP Warrants, (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of BBCN, and (iv) the grant of BBCN Stock Options or BBCN Restricted Shares to officers, directors, employees and others in the ordinary course of business of BBCN; provided, however, that, as of the Effective Date, the aggregate number of shares of BBCN Common Stock exercisable or represented by such newly issued BBCN Restricted Shares or issuable upon vesting of any such newly granted BBCN Stock Options or BBCN Restricted Shares, net of any BBCN Stock Options or BBCN Restricted Shares which were canceled, terminated or forfeited between the date of this Agreement and the Effective Date, shall not exceed 422,119 shares in the aggregate.

(d)                                 Governing Documents.  BBCN shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Certificate of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 6.1(g) or 6.4(b), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of BBCN.

(e)                                  No Acquisitions.  Except as provided in Section 6.4 of this Agreement, BBCN shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit (i) the purchase of assets in insubstantial amounts in the ordinary course of business consistent with past practice; (ii) the purchase of Small Business Administration loans, mortgage loans and other real estate owned in the ordinary course of business consistent with past practice; and (iii) foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f)                                   No Dispositions.  BBCN shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by BBCN and its Subsidiaries) which are material, individually or in the aggregate, to BBCN; provided, however, that the foregoing shall not prohibit (i) the sale of assets in insubstantial amounts in the ordinary course of business consistent with past practice; and (ii) the sale of Small Business Administration loans, mortgage loans, investment securities and other real estate owned in the ordinary course of business consistent with past practice.

(g)                                  Indebtedness.  BBCN shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of BBCN or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of BBCN to BBCN or to another Subsidiary of BBCN, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)                                 Other Actions.  BBCN shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(i)                                     Accounting Methods.  BBCN shall not, and shall not permit any of its Subsidiaries to, change in any material respect its methods of accounting in effect at September 30, 2015, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by BBCN’s independent auditors or required by bank regulatory authorities.

(j)                                    Tax Matters.  BBCN shall not, and shall not permit its Subsidiaries to, make or rescind any material Tax election, make any material amendments to Tax Returns previously filed, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to BBCN or any BBCN Subsidiary, or settle or compromise any material Tax liability or refund.

(k)                                 Compensation and Benefit Plans.  BBCN shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any BBCN Benefit Plan, or any agreement, arrangement, plan or policy between BBCN or a Subsidiary of BBCN and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the BBCN Stock Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l)                                     Investment Portfolio; Interest Rate Risk; Other Risk.  BBCN shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by BBCN or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m)                             No Liquidation.  BBCN shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n)                                 Foreclosures.  BBCN shall not foreclose on or take deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Materials in quantities that would create a material liability under the Environmental Laws.

(o)                                 Other Agreements.  BBCN shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.

5.3                               Transition.  In order to facilitate the integration of the operations of WIBC and BBCN and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of WIBC and BBCN shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of Applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition.  Without in any way limiting the provisions of Section 6.2, WIBC and BBCN, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party and in a manner least disruptive to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by BBCN or WIBC, as the case may be, in order to accomplish the foregoing arrangements.

5.4                               Advice of Changes; Government Filings.

(a)                                 Each Party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would, either individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b)                                 WIBC and BBCN shall file all reports, schedules, applications, registrations and other information required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall, if requested, deliver to the other Party copies of all such reports promptly after the same are filed.  WIBC and BBCN shall file all Federal Reserve “Y” designated reports and Wilshire Bank and BBCN Bank shall file all call reports with the appropriate bank regulators and WIBC, Wilshire Bank, BBCN and BBCN Bank shall file all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall, if requested, make available to the other Party copies of all such reports promptly after the same are filed.  Each of WIBC and BBCN shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable.  Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

5.5                               Insurance.  During the period from the date of this Agreement and continuing until the Effective Time, each of BBCN and WIBC shall, and shall cause their respective

Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

5.6                               No Control of Other Party’s Business.  Nothing contained in this Agreement (including Section 5.3) shall give BBCN, directly or indirectly, the right to control or direct the operations of WIBC or shall give WIBC, directly or indirectly, the right to control or direct the operations of BBCN prior to the Effective Time.  Prior to the Effective Time, each of WIBC and BBCN shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Preparation of Proxy Statement; Stockholders Meetings.

(a)                                 As promptly as reasonably practicable following the date hereof, BBCN and WIBC shall cooperate in preparing mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the WIBC stockholders at the WIBC Stockholders Meeting and to the BBCN stockholders at the BBCN Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and WIBC and BBCN shall prepare and BBCN shall file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) in form and substance reasonably satisfactory to WIBC with respect to the issuance of BBCN Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).  Each of BBCN and WIBC shall use commercially reasonable efforts to file the initial, preliminary Joint Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable (and in any event within 45 days) following the date hereof.  Each of BBCN and WIBC shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as is reasonably practicable following the initial filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.  BBCN and WIBC shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC.  Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each Party shall provide the other Party with a copy of all such filings made with the SEC.  BBCN shall use its commercially reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  BBCN shall advise WIBC, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the BBCN Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.  If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of WIBC and BBCN.

(b)                                 WIBC shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “WIBC Stockholders Meeting”) for the purpose of obtaining the Required WIBC Vote.  The WIBC Board shall use its commercially reasonable efforts to obtain from the WIBC stockholders the Required WIBC Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the WIBC Board to make a Change in Recommendation in compliance with Section 6.1(g).  Unless this Agreement has been terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve WIBC of its obligation to submit this Agreement to its stockholders for a vote on the approval of the principal terms of the Merger.  Subject to Section 6.1(g), the Joint Proxy Statement/Prospectus shall include the recommendation of the WIBC Board that the stockholders of WIBC vote to approve the principal terms of the Merger (such recommendation being referred to herein as the “WIBC Board Recommendation”).

(c)                                  BBCN shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “BBCN Stockholders Meeting”) for the purpose of obtaining the Required BBCN Vote.  The BBCN Board shall use its commercially reasonable efforts to obtain from the BBCN stockholders the Required BBCN Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the BBCN Board to make a Change in Recommendation in compliance with Section 6.1(g).  Unless this Agreement has been terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve BBCN of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.  Subject to Section 6.1(g), the Joint Proxy Statement/Prospectus shall include the recommendation of the BBCN Board that the stockholders of BBCN vote to approve and adopt this Agreement (such recommendation being referred to herein as the “BBCN Board Recommendation” and, together with the WIBC Board Recommendation, the “Board Recommendations”).

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, each Party may and, upon the written request of the other Party, shall, adjourn or postpone such Party’s Stockholders Meeting (i) if as of the time for which such Stockholders Meeting is originally scheduled (i) there are insufficient shares of such Party’s Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (ii) there are insufficient votes of holders to such Party’s Common Stock necessary to approve the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or to approve the Adoption, the BBCN Charter Amendment and the Share Issuance by the Required BBCN Vote (in the case of BBCN); provided that nothing herein shall prevent a Party from adjourning its Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of such Party has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such Party’s stockholders prior to such Party’s Stockholders Meeting.

(e)                                  WIBC and BBCN shall each use their commercially reasonable efforts to cause the WIBC Stockholders Meeting and the BBCN Stockholders Meeting to be held on the same date.

(f)                                   Subject to Section 6.1(g), neither the WIBC Board or the BBCN Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or adopt a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its stockholders; (ii) fail to reaffirm, without qualification, its Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its stockholders within five business days after the other Party requests in writing that such action be taken; (iii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the WIBC Common Stock (in the case of the WIBC Board) or the BBCN Common Stock (in the case of the BBCN Board), shall have been commenced, that it recommends rejection of such tender or exchange offer; (iv) fail to issue within 10 business days after an Acquisition Proposal is publicly announced with respect to WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board) a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any such Acquisition Proposal with respect to WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board); or (vi) resolve to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Change in Recommendation”).

(g)                                  Notwithstanding anything to the contrary contained in Sections 6.1(b), 6.1(c) or 6.1(f), at any time prior to the approval of the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or at any time prior to the approval of the Adoption, the BBCN Charter Amendment and the Share Issuance by the Required BBCN Vote (in the case of BBCN), the WIBC Board or the BBCN Board, as the case may be, may effect a Change in Recommendation:

(i)                                     if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to WIBC or BBCN (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 6.4(a); (D) at least five business days prior to each meeting of the board of directors of a Target Party at which such board of directors shall consider and determine whether any such offer constitutes a Superior Proposal, the Target Party provides the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the Target Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any change to the terms and conditions of such offer shall require a new notice and new five business day period); (E) the Target Party board of directors determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (F) the Target Party board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within five business days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (G) during such five business day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (H) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (G) or otherwise); and (I) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements; or

(ii)                                  if: (A) a material development or change in circumstances occurs (that is not related to an Acquisition Proposal or a potential Acquisition Proposal) or arises after the date of this Agreement that was neither known to WIBC or BBCN or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by WIBC or BBCN or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); (B) at least five (5) business days prior to each meeting of the WIBC Board or the BBCN Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause WIBC (in the case of the WIBC Board) or BBCN (in the case of the BBCN Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and five business day period); (C) during such five business day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under Applicable Legal Requirements.

6.2                               Access to Information.

(a)                                 Upon reasonable notice, WIBC and BBCN shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, in a manner least disruptive to all its properties, books, contracts and records and, during such period, each of WIBC and BBCN shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request.  Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 The Parties shall hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter, effective as of October 8, 2015, between WIBC and BBCN (as amended by Amendment No. 1, dated November 4, 2015, the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect.

(c)                                  No such investigation by either BBCN or WIBC shall affect the representations and warranties of the other.

6.3                               Reasonable Best Efforts.

(a)                                 Each of WIBC and BBCN shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 7.1(f).  In furtherance and not in limitation of the Parties’ obligations under this Section 6.3, each of the Parties further agrees as follows:

(i)                                     As soon as practicable after the date hereof, each of WIBC and BBCN shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii)                                  The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger.  WIBC and BBCN shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, WIBC and BBCN shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.

(iii)                               Subject to Applicable Legal Requirements, WIBC and BBCN shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity.

(iv)                              WIBC and BBCN shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v)                                 WIBC and BBCN shall ensure that representatives of WIBC and BBCN shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Entity (and in such event, only after WIBC or BBCN, as the case may be, has advised such Governmental Entity of its insistence that the other Party be permitted to attend).  In furtherance of the foregoing, WIBC and BBCN shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b)                                 Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, nothing in this Agreement shall preclude either Party from meeting with its regulators on its own volition to discuss confidential supervisory information.

(c)                                  BBCN agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of WIBC’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.

(d)                                 Each of WIBC and BBCN and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.4                               Acquisition Proposals.

(a)                                 Each of BBCN and WIBC agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving it or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (B) any purchase or sale or other acquisition of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or other acquisition of, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 20% or more of any class of equity securities or any amount of securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (D) a liquidation, dissolution or winding up of it (any such proposal, offer or transaction in any of the preceding clauses (A), (B), (C) or (D) (other than a proposal or offer made by the other Party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage or enter into, continue or otherwise participate in any discussions with or provide any confidential information or data to any Person relating to, or engage in any negotiations concerning, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an Acquisition Proposal or any other proposal that could reasonably be expected to lead to an Acquisition Proposal, or (iii) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b)                                 (i)  Notwithstanding the foregoing, the board of directors of each Party shall be permitted, at any time prior to the approval of the principal terms of the Merger by the Required WIBC Vote (in the case of WIBC) or at any time prior to the approval and adoption of this Agreement by the Required BBCN Vote (in the case of BBCN), and subject to compliance by such Party with the other terms of this Section 6.4 and to such Party first entering into a confidentiality agreement (a copy of which shall be provided to the other Party) with the Person making the Acquisition Proposal described below having provisions (including standstill provisions) that are no less favorable to such Party than those contained in the Confidentiality Agreement (but excluding the exclusivity provisions set forth in Amendment No. 1 to the Confidentiality Agreement) and that expressly permits the Party to comply with its obligations under this Section 6.4, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made or renewed after the date of this Agreement which such Party’s board of directors (x) concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and (y) determines that engaging in such discussions and negotiations with, or providing such nonpublic information or data to, such Person is necessary in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements.

(ii)                                  Each Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal or any other indication that any Person is considering making an Acquisition Proposal with respect to it.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within 24 hours of receipt a copy of all material documentation (including all draft agreements) or correspondence relating thereto (including copies of all changes in any terms).  At least five (5) business days prior to each meeting of the board of directors of any Party at which such board of directors shall consider and determine whether any offer constitutes a Superior Proposal, such Party shall provide the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of such Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer.

(c)                                  Each of BBCN and WIBC agrees that (i) it shall and shall cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal or any other such proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or any other such proposal and (iii) it shall not take any action to render inapplicable or to exempt any Person from Section 203 of the DGCL or any other antitakeover legislation.  Each of BBCN and WIBC agrees that it shall use commercially reasonable efforts to inform its and its Subsidiaries’ respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4.

(d)                                 Nothing in this Section 6.4 shall (i) permit either Party to terminate this Agreement or (ii) affect any other obligation of the Parties under this Agreement.  Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(e)                                  Nothing contained in this Section 6.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(d) or 8.1(e), as applicable and, provided further, that any such disclosure shall be subject to Section 6.11.

(f)                                   Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 6.4(e) shall be deemed to be a Change in Recommendation by WIBC or BBCN, as the case may be, unless the board of directors of the Party making such disclosure expressly reaffirms its Board Recommendation to its stockholders in favor of the approval of the principal terms of the Merger or the adoption of this Agreement, as applicable.

(g)                                  The provisions of this Section 6.4 shall be deemed, as between the Parties, to apply to each Party, its Subsidiaries and its and its Subsidiaries’ directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its or its Subsidiaries’ directors, employees, agents or representatives.

6.5                               Stock Exchange Listing.  BBCN shall use all reasonable efforts to cause the shares of BBCN Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

6.6                               Employee Benefit Plans and Employee Matters.

(a)                                 BBCN and WIBC agree that, except as otherwise provided herein (including as set forth in Section 6.6(a) of the WIBC Disclosure Schedule or Section 6.6(a) of the BBCN Disclosure Schedule, as applicable) and unless otherwise mutually determined, the BBCN Benefit Plans and WIBC Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall as promptly as practical formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the BBCN Benefit Plans and WIBC Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the BBCN Benefit Plans and employees who were covered by the WIBC Benefit Plans.  WIBC shall adopt such amendments to the WIBC Benefit Plans as requested by BBCN to implement the foregoing and to avoid the duplication of benefits.  Notwithstanding any other provision of this Agreement, if requested by BBCN, WIBC shall terminate any plans, policies, programs or arrangements providing severance benefits, such termination to be effective prior to the Effective Date.

(b)                                 As promptly as reasonably practicable after the date hereof, WIBC and BBCN agree to adopt a severance and retention plan in amounts and with other terms and conditions that are mutually acceptable to the Parties.

(c)                                  WIBC and BBCN further agree that, to the extent that employees of WIBC and its Subsidiaries or BBCN and its Subsidiaries are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of WIBC and its Subsidiaries and employees of BBCN and its Subsidiaries credit for all years of service with WIBC or any of its Subsidiaries and their predecessors, or BBCN and any of its Subsidiaries and their predecessors, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses.  Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence.  WIBC and BBCN hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of WIBC and its Subsidiaries and BBCN and its Subsidiaries.  Without limiting the generality of the foregoing, BBCN shall recognize and honor all unused sick leave and unused vacation accrued by the employees of WIBC and its Subsidiaries as of the Effective Time notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under BBCN’s sick leave or vacation accrual policies.

(d)                                 This Section 6.6 shall not create any third-party beneficiary rights, nor shall it be enforceable by any employee, any person representing the interest of employees, or any spouse, dependent, or beneficiary of any employee, nor shall anything herein be or be deemed an amendment to any employee benefit plan. This Section 6.6 is solely an agreement between and for the benefit of the Parties to this Agreement and shall be enforceable by them. No term of this Agreement shall be deemed to create any contract with any employee or to give any employee the right to be retained in the employment of the Surviving Corporation, or to interfere with the WIBC’s, BBCN’s or the Surviving Corporation’s right to terminate the employment of any employee at any time.

6.7                               WIBC Stock Option and WIBC Restricted Shares.

(a)                                 WIBC shall deliver to BBCN the Section 16 Information reasonably in advance of the Effective Time, and the BBCN Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the WIBC Insiders of BBCN Common Stock in exchange for shares of WIBC Common Stock (including WIBC Restricted Shares), and of options to purchase BBCN Common Stock upon conversion of WIBC Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by WIBC to BBCN prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

(b)                                 BBCN agrees to file with the SEC, on the Closing Date (or by no later than 30 days after the Closing Date if permitted by Applicable Legal Requirements), a registration statement on Form S-8 (or any successor form) relating to the BBCN Common Stock issuable with respect to the Assumed Options and the Assumed Restricted Shares and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of Assumed Option or Assumed Restricted Shares remain outstanding.

6.8                               Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer Taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by BBCN and WIBC.

6.9                               Governance; Name Change; Consolidation Committee.

(a)                                 Prior to the Effective Time, BBCN shall take all actions necessary to adopt the amendment to the By-laws of BBCN provided for in Exhibit A and to effect the requirements and adopt the resolutions referenced therein.  On or prior to the Effective Time, BBCN shall cause the number of directors that shall comprise the board of directors of the Surviving Corporation at the Effective Time to be sixteen (16).  Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, nine (9) shall be current members of the BBCN Board as designated by BBCN prior to the Effective Time, and seven (7) shall be current members of the WIBC Board as designated by WIBC prior to the Effective Time.  No other directors or employees of BBCN or WIBC shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time.  Subject to and in accordance with the By-laws of the Surviving Corporation (as amended as set forth in Exhibit A), effective as of the Effective Time, (i) the WIBC chairman as of the date hereof shall serve as the Chairman of the Surviving Corporation, (ii) the Wilshire Bank chairman as of the date hereof shall serve as the Chairman of the board of directors of the Surviving Bank, (iii) the BBCN Chief Executive Officer as of the date hereof shall serve as the Chief Executive Officer and President of the Surviving Corporation, and (iv) the BBCN Bank Chief Executive Officer as of the date hereof shall serve as the Chief Executive Officer of the Surviving Bank.

(b)                                 BBCN and WIBC agree to select a name for the Surviving Corporation and the Surviving Bank mutually acceptable to BBCN and WIBC as soon as reasonably practicable after the date of this Agreement and by no later than the fifth (5th) Business Day next preceding the date the Joint Proxy Statement/Prospectus is first mailed in definitive form to the Parties’ respective stockholders.  Once the names have been selected pursuant to this Section 6.9(b), BBCN shall, and shall cause BBCN Bank to, take all actions necessary, including by adopting, and causing BBCN Bank to adopt, an amendment to the Certificate of Incorporation of BBCN and BBCN Bank, respectively, to provide that, effective as of the Effective Time, each of the names of the Surviving Corporation and BBCN Bank shall be changed to a name mutually acceptable to WIBC and BBCN.

(c)                                  Within five (5) business days following the execution of this Agreement, the Parties shall establish a consolidation committee (the “Consolidation Committee”) consisting of three (3) individuals designated by WIBC and three (3) individuals designated by BBCN.  The Consolidation Committee shall have responsibility for considering the development of strategic and integration policies and procedures, coordinating consolidation and integration related communications and overseeing management’s efforts in the integration of the WIBC and BBCN for the purpose of allowing WIBC and BBCN to prepare to consummate the Merger and the Bank Merger and be in a position to operate the Surviving Corporation and Surviving Bank upon the Closing.  The Consolidation Committee also shall have responsibility to determine the remaining executive officers of the Surviving Corporation listed on Schedule 6.9(c) to be appointed by the Surviving Corporation board of directors effective, to the fullest extent permitted by law, as of immediately after the Effective Time, based on the recommendations made by a majority vote of the Consolidation Committee.  The location of the headquarters and principal executive offices of the Surviving Corporation, as of the Effective Time, also shall be determined by the Consolidation Committee as soon as reasonably practicable prior to the Closing.

6.10                        Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of WIBC or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of WIBC or any Subsidiary of WIBC, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by WIBC pursuant to WIBC’s Articles of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of WIBC and its Subsidiaries.

(b)                                 For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by WIBC (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by WIBC for such insurance (“WIBC’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of WIBC’s Current

Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of WIBC’s Current Premium.  In lieu of the foregoing, WIBC, in consultation with, but only upon the consent of BBCN, which consent shall not be unreasonably withheld, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under WIBC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed 300% of WIBC’s Current Premium.

(c)                                  The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.

(d)                                 If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e)                                  The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11                        Public Announcements.  Except to the extent required by Applicable Legal Requirements, BBCN and WIBC shall use commercially reasonable efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by Applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent required by Applicable Legal Requirements, disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1 or as otherwise permitted under Section 5.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.  Each Party shall provide the other Party with its stockholder lists and allow and facilitate the other Party’s contact with its stockholders and prospective investors and following a Change in Recommendation by WIBC or BBCN, as the case may be, such contacts may be made without regard to the above limitations of this Section 6.11.

6.12                        Tax Matters.  (a) WIBC and BBCN each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) WIBC and BBCN each agree to file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.13                        Untrue Representations.  Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement, in any such case if and only to the extent that such untruth or such failure, would reasonably be expected to cause any of the conditions to the obligations of BBCN or WIBC to consummate the transactions contemplated hereby set forth in Sections 7.2(a) and (b) and Sections 7.3(a) and (b), respectively, to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Parties set forth in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

6.14                        Litigation and Claims.  Each Party shall promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against the notifying Party or affecting any of its properties, Subsidiaries or affiliates and each Party shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Party, threatened against the notifying Party that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.  Each Party shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement.  Neither Party may enter into any settlement agreement in respect of any stockholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without other Party’s prior written consent (such consent not to be unreasonably withheld or delayed).  For purposes of this Section 6.14, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

6.15                        Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action.

6.16                        Disclosure Schedules.  At least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date.  Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

6.17                        Merger Consideration.  The BBCN Common Stock to be issued by BBCN to the stockholders of WIBC pursuant to this Agreement shall, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The BBCN Common Stock to be issued to the stockholders of WIBC pursuant to this Agreement are and shall be free of any preemptive rights of any other Person, firm or entity.  The BBCN Common Stock to be issued to the stockholders of WIBC pursuant to this Agreement shall not be subject to any restrictions on transfer arising under the Securities Act, except for BBCN Common Stock issued to any former stockholders of WIBC who may be deemed to be an “affiliate” (under the Exchange Act) of the Surviving Corporation after the Effective Time.

6.18                        Consulting Agreement.  Prior to the Closing, BBCN shall offer to enter into a consulting agreement with the WIBC Chief Executive Officer as of the date hereof pursuant to which, if such offer is accepted by such individual, such individual would be engaged as a consultant for the Surviving Corporation on a one-year term, beginning, if at all, only upon the Effective Time, with compensation and other terms as determined by the Consolidation Committee.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)                                 Stockholder Approval.  WIBC shall have obtained the Required WIBC Vote, and BBCN shall have obtained the Required BBCN Vote.

(b)                                 Stock Exchange Listing.  The shares of BBCN Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

(c)                                  Other Approvals.  Other than the filings provided for by Section 2.2, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals and the Loss-Sharing Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations or filings shall be in full force and effect and shall not require any of the Parties to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, after giving effect to the transactions contemplated by this Agreement, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d)                                 Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)                                  No Injunctions or Restraints; Illegality.  No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction (an “Injunction”) preventing, enjoining or restraining the consummation of the Merger, the Bank Merger or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect and no action brought by a Governmental Entity with respect to such an Injunction shall be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Merger illegal.

(f)                                   Absence of Burdensome Conditions Constituting Material Adverse Effect.  There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, requires any of the Parties, including the Surviving Corporation, to (i) pay any amounts (other than customary filing fees), or (ii) divest any banking office, or (iii) which imposes any other condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of each of the immediately preceding clauses (i), (ii) or (iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation.

7.2                               Conditions to Obligation of BBCN.  The obligation of BBCN to effect the Merger is subject to the satisfaction of the following conditions unless waived by BBCN:

(a)                                 Representations and Warranties.  The representations and warranties of WIBC (i) set forth in Sections 4.1(a), 4.1(b), 4.1(d)(i) and 4.1(p) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on WIBC.

(b)                                 Performance of Obligations.  WIBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BBCN shall have received a certificate signed on behalf of WIBC by the chief executive officer and by the chief financial officer of WIBC to such effect.

(c)                                  Tax Opinion.  BBCN shall have received the opinion of Morrison & Foerster LLP, counsel to BBCN, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to BBCN shall be entitled to rely upon customary assumptions and representation letters provided by BBCN and WIBC.

(d)                                 Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on WIBC.

7.3                               Conditions to Obligation of WIBC.  The obligation of WIBC to effect the Merger is subject to the satisfaction of the following conditions unless waived by WIBC:

(a)                                 Representations and Warranties.  The representations and warranties of BBCN (i) set forth in Sections 4.2(a), 4.2(b), 4.2(d)(i) and 4.2(p) shall be true and correct in all respects (other than de minimus inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on BBCN.

(b)                                 Performance of Obligations.  BBCN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WIBC shall have received a certificate signed on behalf of BBCN by the chief executive officer and by the chief financial officer of BBCN to such effect.

(c)                                  Tax Opinion.  WIBC shall have received the opinion of Hunton & Williams LLP, counsel to WIBC, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to WIBC shall be entitled to rely upon customary assumptions and representation letters provided by BBCN and WIBC.

(d)                                 Material Adverse Effect.  Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on BBCN.

(e)                                  By-Law Amendment.  BBCN shall have taken all action necessary so that the amendment to BBCN’s By-laws set forth in Exhibit A, and the resolutions contemplated therein, shall have been duly adopted by the BBCN Board effective no later than the Effective Time.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the stockholders of WIBC or BBCN:

(a)                                 by mutual consent of BBCN and WIBC in a written instrument;

(b)                                 by either BBCN or WIBC, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c)                                  by either BBCN or WIBC, upon written notice to the other Party, if the Merger shall not have been consummated on or before September 30, 2016; provided, however, that (i) such date may be extended one or more times, but not past March 31, 2017, by notice from either Party delivered to the other Party on or before September 30, 2016, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d)                                 by BBCN, upon written notice to WIBC, if (i) WIBC shall have (A) failed to recommend approval of the principal terms of the Merger at the WIBC Stockholders Meeting in accordance with Section 6.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the WIBC Stockholders Meeting in accordance with Section 6.1(b), (2) prepare and mail to its stockholders the Joint Proxy

Statement/Prospectus in accordance with Section 6.1(a), or (3) comply with the provisions of Section 6.4; or (ii) there shall have occurred a Change in Recommendation by the WIBC Board or WIBC, whether or not permitted by the terms hereof;

(e)                                  by WIBC, upon written notice to BBCN, if (i) BBCN shall have (A) failed to recommend adoption of this Agreement at the BBCN Stockholders Meeting in accordance with Section 6.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the BBCN Stockholders Meeting in accordance with Section 6.1(c), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a), or (3) comply with the provisions of Section 6.4; or (ii) there shall have occurred a Change in Recommendation by the BBCN Board or BBCN, whether or not permitted by the terms hereof;

(f)                                   by either BBCN or WIBC, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching Party or, by its nature, cannot be reasonably cured within such time period;

(g)                                  by either BBCN or WIBC, if a vote shall have been taken at the duly convened BBCN Stockholders Meeting or WIBC Stockholders Meeting, as the case may be, and the Required BBCN Vote or Required WIBC Vote shall not have been obtained;

(h)                                 by BBCN, if, since the date of this Agreement, WIBC shall have suffered a Material Adverse Effect;

(i)                                     by WIBC, if, since the date of this Agreement, BBCN shall have suffered a Material Adverse Effect.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either WIBC or BBCN as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BBCN or WIBC or their respective officers or directors, except with respect to Sections 4.1(y), 4.2(x), 6.2(b) and 6.8, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b)                                 BBCN shall pay WIBC, by wire transfer of immediately available funds, the sum of $40 million (the “BBCN Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if WIBC shall terminate this Agreement pursuant to Section 8.1(e), BBCN shall pay the BBCN Termination Fee on the business day following such termination;

(ii)                                  if (A) either Party shall terminate this Agreement pursuant to Section 8.1(g) because the Required BBCN Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the BBCN Stockholders Meeting an Acquisition Proposal, whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to BBCN or its Board of Directors, publicly announced or otherwise become publicly known (a “BBCN Proposal”), and (C) if within eighteen (18) months after the date of such termination of this Agreement, BBCN or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then BBCN shall pay WIBC the BBCN Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal; and

(iii)                               if (A) either Party shall terminate this Agreement pursuant to Section 8.1(c) or WIBC shall terminate this Agreement pursuant to Section 8.1(f), and (B) at any time after the date of this Agreement and before such termination there shall have been made or renewed a BBCN Proposal, and (C) if within eighteen (18) months of the date of such termination of this Agreement, BBCN or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then BBCN shall pay WIBC the BBCN Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal.

If BBCN fails to pay all amounts due to WIBC on the dates specified, then BBCN shall pay all costs and expenses (including legal fees and expenses) incurred by WIBC in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by WIBC.

(c)                                  WIBC shall pay BBCN, by wire transfer of immediately available funds, the sum of $40 million (the “WIBC Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if BBCN shall terminate this Agreement pursuant to Section 8.1(d), WIBC shall pay the WIBC Termination Fee on the business day following such termination;

(ii)                                  if (A) either Party shall terminate this Agreement pursuant to Section 8.1(g) because the Required WIBC Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the WIBC Stockholders Meeting an Acquisition Proposal, whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to WIBC or its Board of Directors, publicly announced or otherwise become publicly known (a “WIBC Proposal”), and (C) if within eighteen (18) months after the date of such termination of this Agreement, WIBC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then WIBC shall pay BBCN the WIBC Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal; and

(iii)                               if (A) either Party shall terminate this Agreement pursuant to Section 8.1(c) or BBCN shall terminate this Agreement pursuant to Section 8.1(f), and (B) at any time after the date of this Agreement and before such termination there shall have been made or renewed a WIBC Proposal, and (C) if within eighteen (18) months of the date of such termination of this Agreement, WIBC or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, (1) any Acquisition Proposal with a financial institution (or any parent, subsidiary or other affiliate) that has publicly announced an Acquisition Proposal to BBCN at any time within 60 days prior to the date of this Agreement, or (2) any other Acquisition Proposal (substituting for purposes of this clause (C)(2) “50%” for “20%” in the definition thereof), then WIBC shall pay BBCN the WIBC Termination Fee upon the first to occur of the date of execution of such definitive agreement or the consummation of the transaction contemplated by such Acquisition Proposal.

If WIBC fails to pay all amounts due to BBCN on the dates specified, then WIBC shall pay all costs and expenses (including legal fees and expenses) incurred by BBCN in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by BBCN.

(d)                                 Single Payment.  The Parties acknowledge and hereby agree that in no event shall BBCN be required to pay the BBCN Termination Fee, or WIBC be required to pay the WIBC Termination Fee, as applicable, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)                                  Sole and Exclusive Remedy.

(i)                                     Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which WIBC receives payment of the BBCN Termination Fee in accordance with Section 8.2, the receipt of the BBCN Termination Fee in such circumstance shall constitute the sole and exclusive remedy of WIBC and all WIBC Related Parties against BBCN or any of its former, current or future stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “BBCN Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the BBCN Termination Fee in such circumstance, none of the BBCN Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that the obligations under the Confidentiality Agreement shall continue to survive).

(ii)                                  Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which BBCN receives payment of the WIBC Termination Fee in accordance with Section 8.2, the receipt of the WIBC Termination Fee in such circumstance shall constitute the sole and exclusive remedy of BBCN and all BBCN Related Parties against WIBC or any of its former, current or future stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “WIBC Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and, upon receipt of the WIBC Termination Fee in such circumstance, none of the WIBC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that the obligations under the Confidentiality Agreement shall continue to survive).

(f)                                   Liquidated Damages.  Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and (ii) each of the BBCN Termination Fee and the WIBC Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate WIBC and BBCN, respectively, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither Party would have entered into this Agreement.

8.3                               Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of WIBC or of BBCN, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4                               Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)                                 if to BBCN, to

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention:  Kevin Kim, Chief Executive Officer
Facsimile: 213-235-3033

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, CA 90017-3543
Phone: (213) 892-5200
Facsimile: (213) 892-5454
Attention:  Henry M. Fields, Esq.

and

(b)                                 if to WIBC, to

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, California 90010
Attention: Steven Koh, Chairman of the Board
Facsimile: (213) 383-2302

with a copy (which shall not constitute notice) to

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, TX 75202

Phone:  (214) 468-3395

Facsimile: (214) 880-0011
Attention: Peter G. Weinstock, Esq.

9.3                               Counterparts.  This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

9.4                               Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties.  Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement.  Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of BBCN, WIBC or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of BBCN, WIBC, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with BBCN, WIBC or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of BBCN, WIBC or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.  The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by BBCN or WIBC, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.  The BBCN SEC Documents and the WIBC SEC Documents, as applicable, shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty.  The inclusion of any information in the BBCN SEC Documents and the WIBC SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

9.5                               Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware (except to the extent that application of the “internal affairs doctrine” requires the application of the internal laws of the State of California), without giving effect to choice of law principles thereof.

9.6                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

9.7                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.8                               Submission to Jurisdiction.  Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is declined by or unavailable in the Court of Chancery of the State of Delaware, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought.  Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.  Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.2 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with this Section 9.8, provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

9.9                               Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.8, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10                        WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTIONS 9.5 AND 9.8 AND IN THIS SECTION 9.10, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, BBCN and WIBC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

BBCN BANCORP, INC.

By:	/s/ Kevin S. Kim
Name:	Kevin S. Kim
Title:	Chairman of the Board

BBCN BANCORP, INC.

By:	/s/ David Kim
Name:	David Kim
Title:	Corporate Secretary

WILSHIRE BANCORP, INC.

By:	/s/ Steven Koh
Name:	Steven Koh
Title:	Chairman of the Board

WILSHIRE BANCORP, INC.

By:	/s/ Lisa Pai
Name:	Lisa Pai
Title:	Corporate Secretary

EXHIBIT A

AMENDMENT TO BBCN BYLAWS

The bylaws of BBCN shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article II, Section 9:

Section 9.  Board Composition and Other Governance Matters at Merger Effective Time

9.1                               The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and become effective at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 7, 2015, by and between the Corporation and Wilshire Bancorp, Inc. (“WIBC”), as may be amended from time to time (the “Merger Agreement”)).

9.2                               The Board of Directors shall consist of 16 members.  Prior to the earlier of (i) the first anniversary of the Effective Date or (ii) the first regularly scheduled Annual Meeting of the Corporation’s stockholders held after the Effective Date, the size of the Board may not be increased or decreased except as provided in Section 9.6 of this Article II.  Effective as of the Effective Time, nine members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation (such nine persons being referred to in this Article II, Section 9 as the “Continuing BBCN Directors”), and seven members of the Board of Directors shall be current members of the board of directors of WIBC designated by WIBC (such seven persons being referred to in this Article II, Section 9 as the “Continuing WIBC Directors”).

9.3                               Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the Board of Directors.

9.4                               Effective as of the Effective Time, Mr. Steven Koh shall serve as Chairman of the board of directors of BBCN Bank.

9.5                               Subject to any independence and expertise requirements under Applicable Legal Requirements, at the Effective Time (i) the Nomination and Governance Committee shall be chaired by a Continuing BBCN Director, (ii) the Human Resources and Compensation Committee of the Board of Directors shall be chaired by a Continuing BBCN Director, (iii) the Lead Independent Director of the Board of Directors shall be a Continuing BBCN director and  (iv) the Executive Committee of the Board of Directors shall be chaired by a Continuing WIBC Director.

9.6                               This Article II, Section 9 may not be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may not be adopted, unless in each case such action has been approved by at least a majority of the Continuing BBCN directors and a majority of the Continuing WIBC directors, in addition to any other approvals which may be required by these Bylaws, the Corporation’s Certificate of Incorporation and Applicable Law.   In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

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9.7                               Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the full Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

*End*

EXHIBIT B — AGREEMENT OF BANK MERGER

THIS AGREEMENT OF BANK MERGER, dated as of [•] (this “Bank Merger Agreement”), is entered into between Wilshire Bank, a California state-chartered bank and a wholly owned subsidiary of Wilshire Bancorp, Inc., a California corporation (“WIBC”), and BBCN Bank, a California state-chartered bank and a wholly owned subsidiary of BBCN Bancorp, Inc., a Delaware corporation (“BBCN”).  Wilshire Bank and BBCN Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, WIBC and BBCN entered into an Agreement and Plan of Merger, dated as of December 7, 2015 (the “Agreement”), providing, among other things, for the merger of WIBC with and into BBCN, with BBCN surviving (the “Merger”);

WHEREAS, in connection with the Merger, WIBC and BBCN desire to merge Wilshire Bank with and into BBCN Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement; and

WHEREAS, for federal and, if applicable, state and local income Tax purposes, the Parties intend that the Bank Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, shall constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Effective Time.  Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Wilshire Bank and BBCN Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”).    The Bank Merger shall become effective [upon the time and date of such filing] or [insert such other time and date as may be agreed upon by Parties] (the “Effective Time”).

2.                                      The Merger.  BBCN Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”).  At the Effective Time, Wilshire Bank shall be merged with and into BBCN Bank and the separate existence of Wilshire Bank shall cease.  The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC.

3.                                      Effects of the Merger.

(a)                                 The name of the Surviving Bank shall be “[•]”.

(b)                                 At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Wilshire Bank, and the separate existence of BBCN Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(c)                                  The Articles of Incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank as set forth in Section 3(a)) and the Bylaws of BBCN Bank, as in effect as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(d)                                 The shares of BBCN Bank common stock, no par value per share (“BBCN Bank Common Stock”) and the shares of Wilshire Bank common stock, no par value per share (“Wilshire Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of BBCN Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of BBCN Bank Common Stock; and (ii) each share of Wilshire Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled by operation of law without consideration and cease to be an issued and outstanding share of Wilshire Bank Common Stock.

4.                                      Directors and Officers of the Surviving Bank.                                             On or prior to the Effective Time, BBCN Bank shall cause the number of directors that shall comprise the board of directors of the Surviving Bank at the Effective Time to be 16.  Of the members of the initial board of directors of the Surviving Bank at the Effective Time, nine (9) shall be current members of the board of directors of BBCN Bank as designated by BBCN Bank prior to the Effective Time, and seven (7) shall be current members of the board of directors of Wilshire Bank as designated by Wilshire Bank prior to the Effective Time.

5.                                      Procurement of Approvals.  This Bank Merger Agreement shall be subject to the approval of WIBC, as the sole shareholder of Wilshire Bank, and BBCN, as the sole shareholder of BBCN Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents.  Wilshire Bank and BBCN Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

6.                                      Conditions Precedent. The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by WIBC, as

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the sole shareholder of Wilshire Bank, and BBCN, as the sole shareholder of BBCN Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Agreement at or before the Effective Time.

7.                                      General Provisions.

(a)                                 Termination and Agreement.  The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement.  This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding shareholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time.

(b)                                 Amendment.  This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c)                                  Successors and Assigns.  This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d)                                 Governing Law.  This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e)                                  Counterparts.  This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, Wilshire Bank and BBCN Bank have caused this Bank Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

WILSHIRE BANK

By:
Name:
Title:

By:
Name:
Title:

BBCN BANK

By:
Name:
Title:

By:
Name:
Title: